   As filed with the Securities and Exchange Commission on February 24, 2000
                                            Registration Statement No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                             ---------------------

                          ESPERION THERAPEUTICS, INC.
             (Exact name of Registrant as specified in its charter)

        Delaware                      2834                   38-3419139
     (State or other      (Primary Standard Industrial      (IRS Employer
     jurisdiction of        Classification Code No.)   Identification Number)
    incorporation or
      organization)

                      3621 S. State Street, 695 KMS Place
                              Ann Arbor, MI 48108
                                  734/332-0506
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------


                             ROGER S. NEWTON, PH.D.
                     President and Chief Executive Officer
                          Esperion Therapeutics, Inc.
                      3621 S. State Street, 695 KMS Place
                              Ann Arbor, MI 48108
                                 (734) 332-0506
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   Copies to:
             David R. King                         Mitchell S. Bloom
      Morgan, Lewis & Bockius LLP           Testa, Hurwitz & Thibeault, LLP
           1701 Market Street                       125 High Street
         Philadelphia, PA 19103                     Boston, MA 02110
             (215) 963-5000                          (617) 248-7000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
      If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                 Proposed      Amount of the
                  Title of each Class of\                    Maximum Aggregate Registration
                Securities to be Registered                  Offering Price(1)      Fee
--------------------------------------------------------------------------------------------
Common Stock, $0.001 par value.............................    $138,000,000       $36,432
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 24, 2000

                                [ESPERION LOGO]

                                       Shares

                                  Common Stock

    Esperion is offering       shares of its common stock. This is our initial
public offering. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "ESPR." We anticipate
that the initial public offering price will be between $     and $     per
share.

                                ---------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 5.

                                ---------------

                                                                     Per
                                                                    Share Total
                                                                    ----- -----
Public Offering Price.............................................. $     $
Underwriting Discounts and Commissions............................. $     $
Proceeds to Esperion............................................... $     $

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Esperion has granted the underwriters a 30-day option to purchase up to an
additional          shares of common stock to cover over-allotments.
FleetBoston Robertson Stephens Inc. expects to deliver the shares to purchasers
on      , 2000.

                                ---------------

Robertson Stephens                          Chase H&Q

                           U.S. Bancorp Piper Jaffray

                   The date of this Prospectus is      , 2000

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   5
Forward-Looking Statements...............................................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Consolidated Financial Data.....................................  19
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  20
Business.................................................................  24
Management...............................................................  36
Certain Relationships and Related Transactions...........................  43
Principal Stockholders...................................................  45
Description of Capital Stock.............................................  47
Shares Eligible for Future Sale..........................................  50
Underwriting.............................................................  52
Lawyers..................................................................  54
Experts..................................................................  54
Additional Esperion Information..........................................  54
Index to Financial Statements............................................ F-1

                                    SUMMARY

      Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, especially "Risk Factors" and the consolidated financial statements and notes, before deciding to invest in shares of our common stock.

                          Esperion Therapeutics, Inc.

      We discover and develop pharmaceutical products for the treatment of cardiovascular disease. We intend to commercialize a novel class of drugs that focus on a new treatment approach we call HDL Therapy which is based on our understanding of high density lipoprotein, or HDL, function. HDL is the primary facilitator of the reverse lipid transport, or RLT, pathway. The RLT pathway is responsible for removing excess cholesterol from arteries and other tissues and for its transport to the liver for elimination from the body. Our goal is to develop drugs that exploit the beneficial functions of HDL within the RLT pathway. We currently have five product candidates under development for the treatment of cardiovascular disease. Preclinical studies suggest that these product candidates increase HDL levels or enhance HDL function. Additionally, third-party published reports of preliminary human clinical studies of a number of our product candidates suggest that these compounds are safe and well tolerated and may increase elimination of cholesterol.

      According to the American Heart Association, or AHA, cardiovascular disease is the largest killer of American men and women. Currently, over $15 billion is spent annually on the drug treatment of cardiovascular disease in the United States. Coronary disease and atherosclerosis, the most prevalent forms of cardiovascular disease, lead to limited blood flow to the heart and can result in heart attacks, chest pain or angina and a variety of other complications. These conditions significantly reduce a person's quality of life and may result in death. Atherosclerosis is caused by the buildup of lipids, primarily cholesterol, that form plaque in the arteries. This buildup of lipids is usually caused by an imbalance between the "bad" cholesterol, known as low density lipoprotein, or LDL, and the "good" cholesterol, known as high density lipoprotein, or HDL. The generally accepted medical viewpoint is that low levels of HDL and/or high levels of LDL lead to the progression of atherosclerosis.

      A current treatment for atherosclerosis is the use of pharmaceutical lipid regulating agents, including statins, which limit the progression of the disease by lowering levels of LDL. Statins, which sold approximately $10 billion in 1999, generally do not promote the regression of atherosclerosis. As a result, invasive surgical procedures, such as balloon angioplasty or coronary artery bypass surgery, are often required to remove accumulated deposits of arterial plaque. We believe our product candidates will complement the use of existing lipid regulating agents and minimize the necessity of invasive procedures.

      We are developing ProApoA-I, a precursor of ApoA-I, the major protein of HDL, for the treatment of life-threatening acute coronary syndromes, including heart attacks. Third-party published reports of preliminary human clinical studies of ProApoA-I suggest that when it is infused into people with high blood cholesterol levels elimination of cholesterol from the body is increased. We plan to initiate clinical trials with ProApoA-I in the second half of 2000.

      We are developing ApoA-I Milano, or AIM, for the treatment of acute coronary syndromes and restenosis, the reclosure of an artery following surgical procedures. We believe AIM, a natural variant of the protein ApoA-I, facilitates the removal and transport of cholesterol and other lipids from arteries. Published studies suggest that human carriers of this protein are protected against atherosclerosis. Third-party preclinical studies to evaluate AIM's therapeutic potential indicate that intravenous infusion of AIM can limit the progression and promote regression of atherosclerosis, as well as inhibit restenosis following balloon angioplasty. We plan to initiate clinical trials with AIM by the first half of 2001.

      We are developing large unilamellar vesicles, or LUVs, for the treatment of acute coronary syndromes. LUVs are made of naturally occurring lipids that enhance the RLT pathway. When injected into the bloodstream, we believe LUVs will have a high capacity to accept cholesterol and deliver it to the liver for elimination from the body. We plan to initiate clinical trials with LUVs in the second half of 2000.

      We are also developing two other product candidates. The first, an RLT peptide, has been designed to remove cholesterol from arteries and activate specific steps in the RLT pathway. The second, an HDL elevator, is an orally active, small molecule for the sustained elevation of HDL, which we believe increases the efficiency of the RLT pathway.

      We are actively engaged in the discovery and development of new drugs to treat cardiovascular and metabolic diseases, including diabetes and obesity. To accomplish this, we have developed technologies and approaches to discover new drug candidates. These approaches include the use of genomic information, which we believe will assist us in the design of more effective drugs and identification of people who would benefit from their use.

      We are managed by an experienced group of drug developers with significant expertise in cardiovascular research and drug development. Roger S. Newton, Ph.D., our President and Chief Executive Officer, was the co-discoverer and chairman of the discovery and development team responsible for the introduction of Lipitor at Warner-Lambert. Sales of the statin Lipitor, the most frequently prescribed cholesterol lowering drug, exceeded $3.5 billion in 1999.

      The key elements of our business strategy are to:

    . develop several different drug candidates for HDL Therapy;

    . leverage experienced scientific and drug development expertise;

    . optimize clinical and regulatory strategies to shorten time to market;
      and

    . retain the marketing and development rights to our product candidates.

                             Additional Information

      We were formed in May 1998. Our principal executive offices are located at 3621 S. State St., 695 KMS Place, Ann Arbor, MI 48108, and our telephone number is (734) 332-0506.

      We have applied for a federally registered trademark for "Esperion." This prospectus also includes trademarks and tradenames of other parties.

                                  The Offering

Common stock offered by
  Esperion...............      shares

Common stock to be
  outstanding after this
  offering...............      shares


Use of proceeds.......... For further development and commercialization of our product candidates, ongoing research and
                          development, payments under licensing agreements
                          and general corporate and working capital purposes.
Proposed Nasdaq National
  Market symbol.......... ESPR

      The number of shares outstanding after this offering excludes, as of February 24, 2000, 1,787,500 shares of common stock issuable upon exercise of outstanding stock options under our 1998 Stock Option Plan, consisting of 1,278,750 options granted prior to December 31, 1999 at a weighted average exercise price of $0.41 per share and 508,750 options granted after December 31, 1999 at a weighted average exercise price of $1.60 per share.

                              --------------------

      Generally, the information in this prospectus, unless otherwise noted:

    . assumes that the over-allotment option is not exercised; and

    . reflects the automatic conversion of all outstanding shares of preferred stock into an aggregate of 21,889,242 shares of common stock upon the closing of this offering.

                             Summary Financial Data
                 (in thousands except share and per share data)

      The following table presents summary consolidated financial information for Esperion. The pro forma balance sheet data give effect to the sale of the series C and series D preferred stock in January and February 2000. The pro forma as adjusted balance sheet data reflect the sale by Esperion of shares of
common stock in this offering at an assumed offering price of $        per
share, and the conversion of the outstanding shares of the convertible preferred stock. The summary financial data for the period from inception (May 18, 1998) through December 31, 1998, the year ended December 31, 1999 and the period from inception through December 31, 1999 are derived from the audited consolidated financial statements. You should read this data together with the consolidated financial statements and notes included in this prospectus.

                                       Period from                 Period from
                                        Inception                   Inception
                                      (May 18, 1998)              (May 18, 1998)
                                         Through      Year Ended     Through
                                       December 31,  December 31,  December 31,
                                           1998          1999          1999
                                      -------------- ------------ --------------
Statement of Operations Data:
Operating expenses:
 Research and development...........    $   1,923     $    8,484     $ 10,407
 General and administrative ........          464          2,518        2,982
                                        ---------     ----------     --------
  Operating loss....................       (2,387)       (11,002)     (13,389)
Net interest income.................          244            332          576
                                        ---------     ----------     --------
Net loss............................    $  (2,143)    $  (10,670)    $(12,813)
                                        =========     ==========     ========
Basic and diluted net loss per
  share.............................    $   (1.06)    $    (4.27)         --
                                        =========     ==========
Shares used in computing basic and
  diluted net loss per share........    2,029,918      2,500,008          --
                                        =========     ==========
Pro forma basic and diluted net loss
  per share (unaudited).............          --      $    (0.82)         --
                                                      ==========
Shares used in computing pro forma
  basic and diluted net
  loss per share (unaudited)........          --      13,000,008          --
                                                      ==========

                                                  December 31, 1999
                                          ------------------------------------
                                                       Pro        Pro Forma
                                           Actual    Forma(1)   As Adjusted(2)
                                          --------  ----------  --------------
                                                    (unaudited)   (unaudited)
Balance Sheet Data:
Cash and cash equivalents................ $  5,904   $ 32,775
Working capital..........................    3,143     30,289
Total assets.............................    7,999     34,870
Long-term debt, less current portion.....    2,284      2,284
Convertible preferred stock..............      105        219
Deficit accumulated during the
  development stage......................  (12,813)   (12,813)
Total stockholders' equity...............    2,815     29,961

--------
(1) The pro forma balance sheet data give effect to the private placements completed in January and February 2000 and the application of the $21.8 million cash proceeds and $5.0 million cash proceeds, respectively, from those private placements as though these events occurred as of December 31, 1999. We expect to record approximately $11.5 million relating to the beneficial conversion feature of the series C preferred stock sold in January 2000. The total of the non-cash beneficial conversion feature will be reflected through equal and offsetting additional paid in-capital amounts and will not affect total stockholders' equity. The beneficial conversion feature will be considered in the determination of the Company's net loss per common share amounts.
(2) The pro forma as adjusted balance sheet data give effect to the unaudited pro forma adjustments as described in footnote 1 and are adjusted to reflect
  the issuance of       shares of common stock at an assumed offering price of
  $    per share, after deducting estimated offering expenses and the underwriting discounts, as though these events occurred as of December 31, 1999.

                                  RISK FACTORS

      You should carefully consider the following risk factors, together with all of the other information contained in this prospectus before purchasing our common stock. If any of the following risks actually occur, our business, financial condition and operating results could be seriously harmed, the trading price of our common stock could decline and you may lose all or part of your investment.

                         Risks Related to Our Business

All of our product candidates are at early stages of product development and may never be commercialized.

      We have no products that have received regulatory approval for commercial sale and we have not yet initiated clinical testing of our product candidates. All of our product candidates are in early stages of development, and we face the risks of failure inherent in developing drugs based on new technologies. None of our product candidates are expected to be commercially available for several years, if at all. Our company is less than two years old and most of our product candidates were recently in-licensed from third parties. As a result, we have limited in-house experience with these product candidates and obtaining regulatory approval to commercialize any of them will require significant further research, development, testing, regulatory approvals and investment. Product candidates that do not demonstrate preclinical or clinical safety or efficacy will not achieve regulatory approval and will not be commercialized. Our product candidates may not yield results that would permit or justify clinical testing. Even if one or more of our product candidates advance to clinical testing, they still may not be approved or commercialized. Additionally, even if the results are favorable for any of our product candidates, we may decide to commercialize only one of these product candidates.

      Our product candidates must satisfy rigorous standards of safety and efficacy before they can be approved by the United States Food and Drug Administration, or FDA, and international regulatory authorities for commercial use. We will need to conduct significant additional research, testing involving animals and testing involving humans, before we can file applications with the FDA for product approval. Typically, there is a high rate of attrition for product candidates in preclinical testing and clinical trials. Also, satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Even if any of our product candidates are approved, third parties may develop superior products or have proprietary rights that preclude us from marketing our products.

      If our research and testing is not successful or if we cannot show that our product candidates are safe and effective, we will be unable to commercialize our product candidates and our business may fail.

The progress and results of our preclinical testing and any future clinical trials are uncertain and our product candidates may fail in clinical studies.

      Preclinical testing and clinical trials are long, expensive and have a high risk of failure. It will take us several years to complete our testing and failure can occur at any stage of testing. Interim results of trials do not necessarily predict final results and acceptable results in early trials may not be repeated in later trials. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful and preclinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be repeated or a program to be terminated. For example, a number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.

      We do not know whether planned clinical trials will begin on time or whether any of our clinical trials will be completed on schedule or at all. Any of our future clinical studies might be delayed or halted for various reasons, including:

    . the drug is not effective, or physicians think that the drug is not effective;

    .  patients experience severe side effects during treatment;

    . patients die during a clinical study because their disease is too advanced or because they experience medical problems that are not related to the drug being studied;

    .  patients do not enroll in the studies at the rate we expect; or

    . drug supplies are not sufficient to treat the patients in the studies.

      If the delays in testing or approvals we experience are significant, or if we need to perform more or larger clinical trials than planned, our product development costs will increase, our financial results and the commercial prospects for our product candidates will be harmed, and our ability to become profitable will be jeopardized.

Because we must obtain regulatory approval to market any products in the United States and foreign jurisdictions, we cannot predict whether or when we will be permitted to commercialize our product candidates.

      The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether regulatory approval will be granted for any product candidate we develop. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous preclinical testing and clinical trials and has been subject to an extensive regulatory clearance process implemented by the FDA.

      Before commencing clinical trials in humans, we must submit and receive approval of an Investigational New Drug application from the FDA. Clinical trials are subject to oversight by institutional review boards and the FDA and:

    . must be conducted in conformance with the FDA's good laboratory practice regulations;

    .  must meet requirements for institutional review board oversight;

    .  must meet requirements for informed consent;

    .  must meet requirements for good clinical practices;

    .  may require large numbers of test subjects; and

    . may be suspended by us or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the Investigational New Drug application or the conduct of these trials.

      In order to receive FDA approval to market a product, we must demonstrate that the product candidate is safe and effective in a predefined patient population for the treatment of a specific condition. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation, administrative action, or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our product candidates or us. If the FDA grants regulatory approval of a product, this approval will be limited to those disease states and conditions for which the product has demonstrated through clinical trials to be safe and effective.

      Outside the United States, our ability to market any of our potential products is contingent upon receiving marketing authorizations from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with the FDA approval process described above.

      Our product candidates may not prove to be safe and effective in clinical trials and may not meet all of the applicable regulatory requirements needed to support marketing approval. The FDA and foreign regulatory authorities have substantial discretion over the approval process and may not ever approve any of our product candidates.

If we are unable to contract with third parties to manufacture our product candidates in sufficient quantities and at an acceptable cost, we may be unable to complete future clinical trials and commercialize our product candidates.

      Completion of our future clinical trials and commercialization of our product candidates will require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We do not have the resources, facilities or experience to manufacture our product candidates on our own and do not intend to develop or acquire facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future. We will thus depend on third parties for the manufacture of compounds for preclinical, clinical and commercial purposes. Our manufacturing strategy presents the following risks:

    . we may not be able to locate acceptable manufacturers or enter into favorable long-term agreements with them;

    . third parties may not be able to successfully manufacture our product candidates and even if they can they may not be able to do so in a cost effective and/or timely manner;

    . the manufacturing processes for our product candidates have not been tested in quantities needed for clinical trials or commercial sales;

    . delays in scale-up to commercial quantities could delay clinical studies, regulatory submissions and commercialization of our products;

    . we may not have intellectual property rights, or may have to share intellectual property rights, to many improvements in the manufacturing processes or new manufacturing processes for our product candidates;

    . a long lead time is needed to manufacture our product candidates and the manufacturing process is complex; and

    . manufacturers of our product candidates are subject to the FDA's current Good Manufacturing Practices regulations, or cGMPs, and similar foreign standards and we do not have control over compliance with these regulations by our third-party manufacturers.

      Any of these factors could delay clinical studies or commercialization of our product candidates, entail higher costs and result in us being unable to effectively sell any products for which we receive regulatory approval.

The supplies we depend on for the components of our product candidates, including proteins, peptides, phospholipids and bulk chemical materials, are limited and we may not be able to obtain the supplies of such components necessary to develop and commercialize our product candidates.

      We rely on third parties to provide the components we need to develop and commercialize all of our product candidates. We have not entered into any agreements that provide us assurance of continued supply of these components. Because we have not yet commercialized or entered clinical trials for any of our product candidates, there is currently a limited supply of components, such as proteins, peptides, phospholipids and bulk chemical materials, available from any supplier. We may not be able to obtain sufficient supply of these components from our suppliers at acceptable prices, if at all, necessary to conduct clinical trials for and commercialize our product candidates. We may not be able to find any alternate suppliers in a timely manner that would provide these components at acceptable prices or in acceptable quantities. Any delay or disruption in the supply of these components could slow or stop the development and commercialization of our product candidates. Before replacing our current suppliers or engaging any other suppliers, we would need to satisfy various regulatory requirements.

We currently rely on sole source third-party manufacturers and those third party manufacturers may not perform.

      We currently rely, and will continue to rely for at least the next few years, on contract manufacturers to produce quantities of our product candidates proApoA-I, AIM, LUVs, RLT peptide and HDL elevators and their components, for use in our anticipated clinical trials. We currently rely on a sole source supplier for all of our product candidates and their components. Our contract manufacturers have limited experience at manufacturing, formulating, analyzing, fill and finishing our product candidates. We currently rely on our contract manufacturing to produce all our product candidates under cGMPs, which meet acceptable standards for our clinical trials. If our contract manufacturers cannot meet cGMPs or fail to deliver the required quantities of our product candidates for preclinical or clinical use on a timely basis or at acceptable prices, and we fail to find a replacement manufacturer or develop our own manufacturing capabilities, our business, financial condition, and results of operations will be seriously harmed.

We have never conducted and managed clinical trials necessary to obtain regulatory approval and we will rely on third parties to conduct our clinical trials and those third parties might not perform acceptably.

      We do not have the ability to independently conduct clinical studies and obtain regulatory approvals for our product candidates, and we intend to rely on third-party clinical research organizations to perform these functions. If we cannot locate acceptable contractors to run our clinical studies or enter into favorable agreements with them, or if these third parties do not successfully carry out their contractual duties or meet expected deadlines, we will be unable to get required approvals and will be unable to commercialize our product candidates on a timely basis, if at all.

If we receive regulatory approvals for any of our product candidates and cannot maintain these approvals, we will be unable to sell the products and our revenues will suffer.

      The process of maintaining regulatory approvals for new drugs is expensive and uncertain. The manufacturing, distribution, advertising and marketing of any approved products are subject to extensive regulation. Any product approvals we receive in the future could include significant restrictions on the use or marketing of our products. Product approvals, if granted, can be withdrawn for failure to comply with regulatory requirements or upon the occurrence of adverse events following commercial introduction of the products. If approvals are withdrawn for a product, we would be unable to sell that product and our revenues would suffer. In addition, governmental authorities could seize our products or force us to recall our products. Finally, Esperion and its officers and directors could be subject to civil and criminal penalties.

We have incurred substantial losses since we were formed, and we expect to continue to incur substantial losses for the foreseeable future. These losses could increase significantly as we continue our product development efforts.

      We have incurred substantial losses since our inception. As of December 31, 1999, we had a cumulative net loss of approximately $12.8 million. These losses have resulted principally from costs incurred in our research and development programs, and from our general and administrative costs. To date we have no revenue from product sales or royalties, and we do not expect to achieve any revenue from product sales or royalties until we receive regulatory approval and begin commercialization of our product candidates. We are not certain of when, if ever, that will occur. We expect to incur additional operating losses in the future and these losses could increase significantly, whether or not we generate revenue, as we expand our development and clinical trial efforts.

      In the near term, we expect our quarterly and annual operating results to fluctuate, depending primarily on the following factors:

    .  timing of preclinical and clinical trials;

    . interruption or delays in the supply of our product candidates or components;

    .  timing of payments to licensors and corporate partners; and

    .  timing of investments in new technologies.

      We may never be profitable even if any of our product candidates are approved and commercialized.

If our licensing arrangements and strategic relationships with third parties are breached, terminated or proven to be unsuccessful, our efforts to develop and commercialize our product candidates may be delayed.

      We depend on licensing arrangements and other strategic relationships with third parties for research, development, manufacturing and commercialization of our product candidates. Our licensing arrangements may be terminated if we do not perform as required under these arrangements. In addition, these third parties may also breach or terminate their agreements with us or otherwise fail to conduct their activities in connection with our relationships in a timely manner. If any of our licenses or relationships are terminated or breached, we:

    .  may lose our rights to develop and market our product candidates;

    . may lose patent and/or trade secret protection for our product candidates;

    . may experience significant delays in the development or commercialization of our product candidates;

    . may not be able to obtain any other licenses on acceptable terms, if at all; and

    .  may incur liability for damages.

      Licensing arrangements and strategic relationships in our industry can be very complex, particularly with respect to intellectual property rights. Disputes may arise in the future regarding ownership rights to technology developed by or with other parties. These and other possible disagreements between us and third parties with respect to our licenses or our strategic relationships could lead to delays in the research, development, manufacture and commercialization of our product candidates. These third parties may also pursue alternative technologies or product candidates either on their own or in strategic relationships with others in direct competition with us. These disputes could also result in litigation or arbitration, both of which are time-consuming and expensive.

If we fail to secure or enforce the patents and other intellectual property rights underlying our product candidates and technologies, we may be unable to compete effectively.

      The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success depends on our ability and, in some situations, the ability of our third-party licensors to:

    . obtain and maintain patent protection for our product candidates and technologies;

    .  preserve our trade secrets; and

    . operate without infringing on the intellectual property rights of third parties.

      Our reliance on patent protection presents the following risks:

    . patents may not ultimately be issued from any pending or future patent applications;

    . issued patents may not be sufficient to protect our product candidates or technologies;

    . issued patents may be held to be invalid or unenforceable if challenged; and

    . third parties may develop technology which circumvents our or our licensors' patents.

      Patent applications in the United States are maintained in secrecy until a patent issues. As a result, others may have filed patent applications for products or technology covered by any pending patent applications we are relying upon. There may be third-party patents, patent applications and other intellectual property relevant to our product candidates and technologies which are not known to us and that block or compete with our product candidates or technologies. Litigation may be necessary to enforce any patents issued to us or to determine the scope and validity of the intellectual property rights of third parties. The defense and prosecution of patent and other intellectual property claims is both costly and time consuming, even if the eventual outcome is favorable to us.

We may face significant expense and liability if our technologies, product candidates, methods or processes are found to infringe the intellectual property rights of others, or if we allege others infringe our intellectual property rights.

      A third party may claim that we are using inventions claimed by their patents and may go to court to stop us from engaging in our normal operations and activities, such as research and development and the sale of products. Such lawsuits are expensive and would consume time and other resources. There is a risk that the court will decide that we are infringing the third party's patents and will order us to stop the activities claimed by the patents. In addition, there is a risk that a court will order us to pay the other party damages for having infringed their patents. Moreover, there is no guarantee that the prevailing patent owner would offer us a license so that we could continue to engage in activities claimed by the patent, or that such a license, if made available to us, could be acquired on commercially-acceptable terms.

      Should third parties file patent applications, or be issued patents, claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings in the United States Patent and Trademark Office to determine priority of invention. We, or our licensors, also could be required to participate in interference proceedings involving our issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing, third parties. There is no guarantee that any prevailing party would offer us a license or that such a license, if made available to us, could be acquired on commercially-acceptable terms.

      We are aware of issued patents that claim use of LUVs to treat diseases including atherosclerosis. We do not believe that we infringe any valid and enforceable claim of these patents, and we have received an opinion of a patent counsel that claims to such use in the patents should be invalidated. However, it is possible that a claim could be asserted that the manufacture, use or sale of LUVs by us infringes one or more claims of these issued patents. If these patents are found to contain claims infringed by the manufacture, use or sale of LUVs and such claims are ultimately found to be valid and enforceable, we may not be able to obtain a license to the intellectual property in such patents at an acceptable cost, if at all, or develop or obtain alternative technology. In addition, if a third party makes a claim for infringement, we would have to defend ourselves in court and this could result in substantial cost and diversion of management's resources, and our defense may not be successful.

      In addition, third parties may, in the future, assert patent or other intellectual property infringement claims against us with respect to our product candidates, technologies or other matters.

      Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel. The confidentiality agreements required of our employees may not provide adequate protection for our trade secrets, know-how or other confidential information or prevent any unauthorized use or disclosure or the unlawful development by others. If any of our confidential intellectual property is disclosed, our business may suffer. In addition, many of our scientific and management personnel were previously employed by other biotechnology and pharmaceutical companies, where they were conducting research in areas similar to those that we now pursue. As a result, we could be subject to allegations of trade-secret violations and other claims relating to the intellectual property rights of these companies.

Failure to recruit, retain and motivate skilled personnel will delay our product development programs and our research and development efforts.

      We are a small company with 38 employees, and our success depends on our continued ability to recruit, retain and motivate highly qualified management and scientific personnel, for which competition is intense. In particular, our product development programs depend on our ability to recruit and retain highly skilled chemists and clinical development personnel. If we lose the services of any key personnel, in particular, Roger S. Newton, Ph.D., our Chief Executive Officer, it could significantly impede the achievement of our research and development objectives and could delay our product development programs and approval and commercialization of any of our product candidates. We maintain key man life insurance on Dr. Newton in the amount of $5 million. In addition, we will need to hire additional personnel as we continue to expand our research and development activities. We do not know if we will be able to recruit, retain or motivate personnel.

If we fail to obtain the capital necessary to fund our operations, we will be unable to successfully develop our product candidates.

      We expect that significant additional capital will be required in the future to fund our operations. We do not know whether additional financing will be available on acceptable terms when needed. We have consumed substantial amounts of cash to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities. We may raise this financing through public or private equity offerings, debt financings or corporate collaborations and licensing arrangements.

      We believe that the net proceeds from the offering, existing cash and investment securities will be sufficient to support our current operating plan through at least the end of 2001. We have based this estimate on assumptions that may prove to be wrong. Our future capital requirements depend on many factors that affect our research, development, collaboration and sales and marketing activities. For example, we may need to spend more money than currently expected because we may need to change our product candidate development plans or offerings to address any difficulties in clinical studies or in commercialization.

      If we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we may have to delay or may not be able to continue developing our product candidates.

If our competitors develop and market products faster than we do or which are superior to our product candidates, our commercial opportunities will be reduced or eliminated.

      The extent to which any of our product candidates achieve market acceptance will depend on competitive factors, many of which are beyond our control. Competition in the pharmaceutical industry is intense and has been accentuated by the rapid pace of technology development. Our competitors include large integrated pharmaceutical companies, biotechnology companies that currently have drug and target discovery efforts, universities and public and private research institutions. Almost all of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing and sales resources than we do, as well as more experience in research and development, clinical trials, regulatory matters, manufacturing, marketing and sales. These organizations also compete with us to:

    . attract parties for acquisitions, joint ventures or other collaborations;

    . license the proprietary technology that is competitive with the technology we are practicing; and

    .  attract funding.

      Our competitors may succeed in developing and marketing products earlier and obtaining regulatory approvals from the FDA more rapidly than us. Our competitors may also develop products or technologies that are superior to those we are developing and render our product candidates or technologies obsolete or non-competitive. If we cannot successfully compete with new or existing products our marketing and sales will suffer and we may not ever be profitable.

If we are unable to create sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will not be able to commercialize any of our product candidates.

      We currently have no sales, marketing or distribution capability. In order to commercialize any of our product candidates, we must either internally develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services.

      Our licensors have granted us exclusive rights to market our product candidates except for AIM. In the United States, we do not intend to enter into co-promotion arrangements or out-license our product candidates until any of our product candidates are in the later stages of development, but at that point we may promote our product candidates through marketing relationships with one or more companies that have established distribution systems and direct sales forces. In international markets, initially we intend to seek strategic relationships to market, sell and distribute our product candidates, but we may eventually become involved in direct sales and marketing activities in other parts of the world.

      To market any of our products directly, we must develop a marketing and sales force with technical expertise and supporting distribution capabilities and we may not be able to do so. To promote any of our products through third parties, we will have to locate acceptable third parties for these functions and enter into agreements with them on acceptable terms and we may not be able to do so. If we enter into co-promotion or other licensing arrangements, any product revenues would likely be lower than if we directly marketed and sold our products, and any revenues we may receive would depend upon the efforts of third parties, which efforts may not be successful. If these third parties are not successful carrying out their contractual duties or do not meet expected deadlines, our sales would suffer and we might not be profitable.

Our product candidates, if approved, may not be commercially successful because physicians and patients may not accept them.

      Even if regulatory authorities approve our product candidates, they may not be commercially successful. We expect that most of our product candidates will be very expensive, if approved. Patient acceptance of and demand for any product candidates we obtain regulatory approvals for will depend largely on the following factors:

    . acceptance by physicians and patients of our products as safe and effective therapies;

    . the extent, if any, of reimbursement of drug and treatment costs by third-party payors;

    .  pricing of alternative products;

    .  convenience and ease of administration of our products; and

    .  prevalence and severity of side effects associated with our products.

      In addition, any of our product candidates could cause adverse events, such as immunologic or allergic reactions. These reactions may not be observed in clinical trials, but may nonetheless occur after commercialization. If any of these reactions occur, they may render our product candidates ineffective in some patients and our sales would suffer.

Our ability to generate revenues will be diminished if we fail to obtain acceptable prices or an adequate level of reimbursement for our products from third-party payors.

      The continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means will limit our commercial opportunity. For example, in some foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that we would receive for any products in the future.

      Our ability to commercialize pharmaceutical product candidates, alone or with third parties, could be adversely affected by cost control initiatives and may also depend in part on the extent to which reimbursement for the product candidates will be available from:

    .  government and health administration authorities;

    .  private health insurers; and

    .  other third-party payors.

      Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors, including Medicare, are challenging the prices charged for medical products and services. Government and other third-party payors increasingly are attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drugs and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Third-party insurance coverage may not be available to patients for any product candidates we discover and develop, alone or through our strategic relationships. If government and other third-party payors do not provide adequate coverage and reimbursement levels for our product candidates, the market acceptance of these product candidates may be reduced.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.

      Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. We may not be able to avoid product liability claims. Product liability insurance for the pharmaceutical industry is generally expensive, if available at all. We do not currently have any product liability insurance. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to commercialize our product candidates. A successful product liability claim brought against us in excess of our insurance coverage, if any, may cause us to incur substantial liabilities and our business may fail.

If we use biological and hazardous materials in a manner that causes injury or violates laws, we may be liable for damages.

      Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

                         Risks Related to the Offering

The market price of our common stock after this offering may be lower than the price you pay.

      Prior to this offering, there has been no public market for our common stock. If you purchase shares of our common stock in this offering, you will not pay a price that was established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the underwriters. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay. After this offering, an active trading market in our stock might not develop or continue.

Our stock price may be highly volatile and could decline.

      The market price of our common stock may fluctuate significantly in response to many factors, some of which are beyond our control, including the following:

    . results of preclinical studies and clinical trials conducted by us or by others;

    .  timing of regulatory approvals;

    . announcements of technological innovations or new commercial products by us, or by others;

    . developments or disputes concerning patents or other proprietary rights;

    . regulatory developments in both the United States and foreign countries;

    .  changes in reimbursement policies;

    .  rate of product acceptance;

    .  fluctuations in our operating results;

    . failure to meet estimates of or changes in recommendations by securities analysts;

    . public concern as to the safety and efficacy of product candidates developed by us, or by others;

    .  lack of adequate trading liquidity as a public company; or

    .  general market conditions.

      In addition, the market price for securities of early-stage drug companies have been particularly volatile. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation of this type is often extremely expensive and diverts management's attention and resources.

You will incur immediate and substantial dilution of the value of your shares.

      The assumed offering price of our common stock is substantially higher than the net tangible pro forma book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution in the net tangible book value of
their common stock of $   per share based on the assumed offering price of $
per share. In the past, we issued options to acquire capital stock at prices significantly below the assumed offering price. There will be further dilution to investors when any of these outstanding options are exercised.

Future sales of our common stock could cause the market price of our common stock to decline.

      The market price of our common stock could decline due to sales of a large number of shares in the market after this offering or the perception that such sales could occur, including sales or distributions of shares by our large stockholders. These sales could also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of common stock and could also make it more difficult for us to pay in stock for any acquisitions we decide to pursue in the future.

Our certificate of incorporation and Delaware law contain provisions that could discourage a takeover.

      Our certificate of incorporation provides for the division of our board of directors into three classes and provides our board of directors the power to issue up to five million shares of preferred stock without stockholder approval. This preferred stock could have voting rights that could be superior to that of our common stock, and our board of directors has the power to determine these voting rights. Our certificate of incorporation also requires supermajority approval of the removal of any member of our board of directors and prevents our stockholders from acting by written consent. In addition,
Section 203 of the Delaware General Corporation Law contains provisions which impose restrictions on stockholder action to acquire control of Esperion. The effect of these provisions of our certificate of incorporation and Delaware law would likely discourage third parties from seeking to obtain control of Esperion.

The interests of our officers, directors, principal stockholders and affiliates may conflict with our interests and the interests of our other stockholders.

      Upon the completion of this offering, our officers, directors, principal
stockholders and affiliates will own approximately     shares or   % of our
outstanding common stock. The interests of our controlling stockholders could conflict with the interests of our other stockholders. For example, if our controlling stockholders choose to act together, they may be able to exert considerable influence over us, including in the election of directors and the approval of actions submitted to our stockholders. This concentration of ownership may also have the effect of discouraging third-party offers to acquire our company or of delaying or preventing a change in control of our company. Also, the provision of Section 203 of the Delaware General Corporation Law would not be applicable to these stockholders.

The net proceeds from the offering may be allocated in ways with which you and other stockholders may not agree.

      Management will have significant flexibility in applying the net proceeds of this offering and could use these proceeds for purposes other than those contemplated at the time of the offering.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere.

      When used in this prospectus, the words "aim," "believe," "anticipate," "estimate," "expect," "seek," "intend," "may" and similar expressions are generally intended to identify "forward-looking statements." Our forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors are discussed in more detail elsewhere in this prospectus, including under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Because of these uncertainties, you should not place undue reliance on our forward-looking statements. In addition, the safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 is not available for our forward-looking statements contained in this prospectus. We do not intend to update any of these factors or to publicly announce the result of any revisions to any of our forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

      We estimate our net proceeds from the sale of our common stock in this
offering will be approximately $    million, or approximately $    million if
the underwriters' over-allotment option is exercised in full. This is based
upon an assumed offering price of $    per share after deducting underwriting
discounts and estimated offering expenses.

      We expect to use these proceeds for the following purposes:

    . further development and commercialization of our product candidates;

    . ongoing research and development activities;

    . payments under current licensing agreements; and

    . general corporate and working capital purposes.

      In addition, a portion of the net proceeds may be used to acquire businesses, products and technologies that are comparable to ours. We currently have no agreements with respect to any material acquisitions.

      The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including:

    . the size, scope and progress of our product candidate development efforts;

    . regulatory approvals;

    . competition;

    . marketing and sales activities;

    . the market acceptance of any products introduced by us;

    . future revenue growth, if any; and

    . the amount of cash, if any, we generate from operations.

      As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending uses described above, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

      We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to fund the continued development of our business. In addition, our existing credit facility prohibits the payment of dividends.

                                 CAPITALIZATION

      The following table sets forth, as of December 31, 1999, (1) our actual capitalization derived from our audited consolidated financial statements, (2) our pro forma capitalization giving effect to private placements of series C and series D convertible preferred stock completed in January and February 2000, respectively, and (3) our pro forma capitalization as adjusted to reflect
the sale of       shares of common stock offered hereby at an assumed offering
price of $   per share, after deducting the underwriting discounts and
estimated offering expenses, and the automatic conversion of all outstanding shares of convertible preferred stock into common stock upon the closing of the offering.


                                                 As of December 31, 1999
                                           ------------------------------------
                                                                     Pro Forma
                                            Actual     Pro Forma    As Adjusted
                                           --------  -------------- -----------
                                                      (unaudited)   (unaudited)
                                                     (in thousands)
Long-term debt, less current portion...... $  2,284     $  2,284      $
Stockholders' equity:
  Preferred stock, $0.01 par value,
    15,000,000 shares authorized at
    December 31, 1999:
     Series A convertible preferred,
       500,000 shares issued and
       outstanding actual and pro forma,
       none issued and outstanding pro
       forma as adjusted..................        5            5
     Series B convertible preferred,
       10,000,000 shares issued and
       outstanding actual and pro forma,
       none issued and outstanding pro
       forma as adjusted..................      100          100
     Series C convertible preferred,
       10,252,879 shares issued and
       outstanding pro forma, none issued
       and outstanding pro forma as
       adjusted...........................      --           103
     Series D convertible preferred,
       1,136,363 shares issued and
       outstanding pro forma, none issued
       and outstanding pro forma as
       adjusted...........................      --            11
       Total convertible preferred stock..      105          219
  Common stock, $0.001 par value,
    20,000,000 shares authorized,
    2,680,000 shares issued and
    outstanding actual and pro forma,
              issued and outstanding pro
    forma as adjusted.....................        3            3
  Additional paid-in capital..............   16,466       43,498
  Notes receivable........................     (106)        (106)
  Deferred compensation...................     (838)        (838)
  Deficit accumulated during the
    development stage.....................  (12,813)     (12,813)
  Accumulated other comprehensive loss....       (2)          (2)
                                           --------     --------      -------
       Total stockholders' equity.........    2,815       29,961
                                           --------     --------      -------
       Total capitalization............... $  5,099     $ 32,245      $
                                           ========     ========      =======

      The number of shares of common stock to be outstanding after this offering is based on the 2,680,000 shares outstanding as of December 31, 1999 plus 21,889,242 shares issuable upon the automatic conversion of all outstanding shares of convertible preferred stock into common stock upon the
closing of this offering, and      shares offered hereby. It does not include
1,787,500 shares of common stock issuable upon the exercise of outstanding options under our 1998 Stock Option Plan, consisting of 1,278,750 options granted prior to December 31, 1999 at a weighted average exercise price of $0.41 per share and 508,750 options granted after December 31, 1999 at a weighted average exercise price of $1.60 per share.

                                    DILUTION

      As of December 31, 1999, our pro forma net tangible book value was
$       or $     per share. Pro forma net tangible book value per share is
determined by dividing pro forma net tangible book value (total tangible assets less total liabilities) by the pro forma number of shares of common stock after giving effect to the automatic conversion of all outstanding shares of preferred stock into an aggregate of 21,889,242 shares of common stock, upon the closing of this offering.

      Without taking into effect any changes in pro forma net tangible book value after December 31, 1999, after giving effect to the sale of the common
stock offered hereby at an assumed offering price of $   per share and after
deducting the underwriter discounts and estimated offering expenses, the pro
forma as adjusted net tangible book value would have been $   , or $    per
share. This represents an immediate increase in pro forma net tangible book
value of $   per share to existing stockholders and dilution in pro forma as
adjusted net tangible book value of $   per share to new investors who purchase
shares in this offering. The following table illustrates this dilution:

   Assumed offering price per share..................................        $
     Pro forma net tangible book value per share before the
       offering......................................................  $
     Increase per share attributable to new investors................
                                                                       -----
   Pro forma as adjusted net tangible book value per share after the offering........................................................
                                                                             -----
   Dilution in net tangible book value per share to new investors....        $
                                                                             =====

      If the underwriters' over-allotment option were exercised in full, the pro forma as adjusted net tangible book value per share after the offering
would be $   per share, the increase in net tangible book value per share to
existing stockholders would be $   per share and the dilution in net tangible
book value to new investors would be $   per share.

      The following table summarizes, on a pro forma as adjusted basis as of December 31, 1999, the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us based on
an assumed offering price of $   per share:

                                                              Total      Average
                                               Shares     Consideration   Price
                                           -------------- --------------   Per
                                           Number Percent Amount Percent  Share
                                           ------ ------- ------ ------- -------
   Existing stockholders..................              %  $           %  $
   New investors..........................
                                            ---    -----   ----   -----
        Total.............................         100.0%  $      100.0%
                                            ===    =====   ====   =====

      These tables do not assume exercise of stock options outstanding at December 31, 1999.

      As of February 24, 2000 there were 1,787,500 shares issuable upon exercise of outstanding stock options, consisting of 1,278,750 options granted prior to December 31, 1999 at a weighted average exercise price of $0.41 per share and 508,750 options granted after December 31, 1999 at a weighted average exercise price of $1.60 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (in thousands except share and per share data)

      The following selected consolidated financial data of Esperion should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 20 and the consolidated financial statements and notes beginning on page F-3. The selected consolidated financial data for the period from inception (May 18, 1998) through December 31, 1998, the year ended December 31, 1999 and the period from inception through December 31, 1999 are derived from our audited consolidated financial statements.

                                       Period from                 Period from
                                        Inception                   Inception
                                      (May 18, 1998)              (May 18, 1998)
                                         Through      Year Ended     Through
                                       December 31,  December 31,  December 31,
                                           1998          1999          1999
                                      -------------- ------------ --------------
Statement of Operations Data:
Operating expenses:
 Research and development...........    $    1,923    $    8,484    $   10,407
 General and administrative.........           464         2,518         2,982
                                        ----------    ----------    ----------
  Operating loss....................        (2,387)      (11,002)      (13,389)
Net interest income.................           244           332           576
                                        ----------    ----------    ----------
Net loss............................    $   (2,143)   $  (10,670)   $  (12,813)
                                        ==========    ==========    ==========
Basic and diluted net loss per
  share.............................    $    (1.06)   $    (4.27)          --
                                        ==========    ==========
Shares used in computing basic and
  diluted net loss per share........     2,029,918     2,500,008           --
                                        ==========    ==========
Pro forma basic and diluted net loss
  per share (unaudited).............           --     $    (0.82)          --
                                                      ==========
Shares used in computing pro forma
  basic and diluted net loss per
  share (unaudited).................           --     13,000,008           --
                                                      ==========

                                               December 31, 1999
                                     -------------------------------------
                                                    Pro       Pro Forma
                                     Historical  Forma(1)   As Adjusted(2)
                                     ---------- ----------- --------------
                                                (unaudited)  (unaudited)
Balance Sheet Data:
Cash and cash equivalents...........  $  5,904   $ 32,775
Working capital.....................     3,143     30,289
Total assets........................     7,999     34,870
Long-term debt, less current
  portion...........................     2,284      2,284
Convertible preferred stock.........       105        219
Deficit accumulated during the
  development stage.................   (12,813)   (12,813)
Total stockholders' equity..........     2,815     29,961

--------
(1) The pro forma balance sheet data give effect to the private placements completed in January and February 2000 and the application of the $21.8 million cash proceeds and $5.0 million cash proceeds, respectively, from those private placements as though these events occurred as of December 31, 1999. We expect to record $11.5 million relating to the beneficial conversion feature of the series C preferred stock sold in January 2000. The total of the non-cash item will be reflected through equal and offsetting additional paid-in capital amounts and will not affect total stockholders' equity. The beneficial conversion feature will be considered in the determination of Esperion's net loss per common share amounts.
(2) The pro forma as adjusted balance sheet data give effect to the unaudited pro forma adjustments as described in footnote 1 and are adjusted to
    reflect the issuance of       shares of common stock at an assumed offering
    price of $    per share, after deducting estimated offering expenses and the underwriting discounts, as though these events occurred as of December 31, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Background

      We have devoted substantially all of our resources since we began our operations in May 1998 to the research and development of pharmaceutical product candidates for cardiovascular disease. We are a development stage pharmaceutical company and have not generated any revenues from product sales. We have not been profitable and have incurred a cumulative net loss of approximately $12.8 million from inception through December 31, 1999. These losses have resulted principally from costs incurred in research and development activities, and general and administrative expenses. We expect to incur significant additional operating losses for at least the next several years and until such time as we generate sufficient revenue to offset expenses. Research and development costs relating to product candidates will continue to increase. Manufacturing, sales and marketing costs will increase as we prepare for the commercialization of our products.

Equity Financings

      We have financed our operations primarily from the net proceeds generated from the issuance of convertible preferred stock. As of February 24, 2000, we have received total proceeds of approximately $42.3 million from the following sales of preferred stock:

    . 500,000 shares of series A preferred stock were sold in July 1998 raising total proceeds of approximately $500,000;

    . 10,000,000 shares of series B preferred stock were sold in August 1998 raising total proceeds of approximately $15.0 million;

    . 10,252,879 shares of series C preferred stock were sold in January
      2000 raising total proceeds of approximately $21.8 million; and

    . 1,136,363 shares of series D preferred stock were sold in February
      2000 raising total proceeds of approximately $5.0 million.

Milestone Payments, Royalties and License Fees

      We paid Pharmacia & Upjohn, or PNU, $750,000 at the time we entered into our license agreement with PNU for AIM in June 1998. Our license agreement with PNU requires us to make payments to PNU as milestones are achieved, and to pay PNU royalties on sales of products that are covered by the PNU patents or developed using the PNU technology. The first milestone payment will be paid in cash or by issuance of a promissory note to PNU if and when we have completed clinical studies showing safety and initial proof-of-concept (which may include early Phase IIa studies). If PNU exercises its exclusive right to co-develop and market AIM in countries other than the United States and Canada, then we will make additional milestone payments to PNU. If PNU does not exercise its right to co-develop and market AIM in countries other than the United States and Canada, then we will make several milestone payments to PNU starting if and when we enroll the first patient in the first Phase III clinical trial for AIM in the United States. Instead of paying milestones in cash, if the milestone payments are greater than 10% of our cash reserves at the time of payment, we may instead make these payments by issuing PNU a promissory note.

      We paid Inex $250,000 at the time we entered into our license agreement with Inex for LUVs in March 1999. Our license agreement with Inex requires us to make payments to Inex as milestones are achieved, and to pay Inex royalties on sales of products that are covered by the Inex patents or developed using the Inex technology. The first milestone payment will be paid to Inex if and when we enroll our first patient in a Phase II clinical trial. Other milestone payments will be paid to Inex if and when we achieve various future development milestones outlined in the agreement with Inex.

      We paid the inventors of our RLT peptide $50,000 at the time we entered into our license agreement with them in September 1999 and will pay an additional $50,000 in the first quarter of 2000. Our license agreement with the inventors requires us to make payments to them as milestones are achieved, and to pay them royalties on sales of products that are covered by the inventors' patents or developed using the inventors' technology. Additional milestone payments will be paid to the inventors if and when we achieve various future development milestones outlined in the agreement with the inventors.

      We paid Region Wallonne $25,000 at the time we entered into our license agreement in February 2000. Our license agreement with La Region Wallonne requires us to pay royalties on sales of products that are covered by the La Region Wallonne patents.

Results of Operations

Year Ended December 31, 1999.

      Research and Development Expenses. Research and development expenses increased to approximately $8.5 million for the year ended December 31, 1999 compared to approximately $1.9 million for the period from inception (May 18, 1998) to December 31,1998. This increase is primarily due to the full year period for 1999 as compared with a partial year for 1998, costs associated with developing AIM and LUVs, and to a lesser extent expanded efforts to develop new product candidates.

      General and Administrative Expenses. General and administrative expenses increased to approximately $2.5 million for the year ended December 31, 1999 compared to approximately $464,000 for the period from inception to December 31, 1998. This increase is primarily due to the full year period for 1999 as compared with a partial year for 1998, higher personnel costs, higher facility costs and the acquisition of additional product candidates and technologies.

      Net Interest Income (Expense). Interest income increased to approximately $424,000 for the year ended December 31, 1999 compared to approximately $246,000 for the period from inception to December 31, 1998. The increase is attributable to the full year period for 1999 as compared to a partial year for 1998, offset by lower levels of cash and cash equivalents available for investment in 1999. Interest expense for the same periods was approximately $92,000 and $0 and represents interest incurred on an equipment financing facility and a special project loan in 1999.

      Net Loss. The net loss was approximately $10.7 million for the year ended December 31, 1999 compared to approximately $2.1 million for the period from inception to December 31, 1998. The increase reflects the full year period for 1999 as compared to a partial year in 1998, increases in research and development and general and administrative expenses, offset in part by the increase in interest income.

Liquidity and Capital Resources

      After giving effect to the series C and series D preferred stock financings in January 2000 and February 2000, respectively, we had cash and cash equivalents of approximately $32.8 million. As of December 31, 1999, we had cash and cash equivalents of approximately $5.9 million, a decrease of approximately $6.6 million from December 31, 1998.

      During the year ended December 31, 1999 net cash used in operating activities was approximately $7.9 million. This net use of cash was to fund our net losses for the periods, adjusted for non-cash expenses and changes in operating assets and liabilities.

      Net cash used in investing activities for the year ended December 31, 1999 was $1.6 million, primarily the result of the acquisition of laboratory equipment, furniture and fixtures and office equipment.

      We anticipate that our capital expenditures will be approximately $2.5 million in 2000. These expenditures include an agreement we have entered into with a scientific instrument manufacturer to purchase a specialized piece of equipment for $1.0 million. We expect delivery in the second half of 2000.

      Net cash proceeds from financing activities was $2.8 million for the year ended December 31, 1999 and $15.3 million for the period from inception to December 31, 1998. The net cash proceeds from financing activities during the year ended December 31, 1999 were from borrowings on a special project loan and an equipment loan. The net cash proceeds from financing activities during the period from inception to December 31, 1998 were from the issuance of preferred and common stock.

      We have a credit facility with a bank that may be used to finance purchases of equipment. Borrowings under the facility bear interest at the bank's prime rate plus 1.0%. As of December 31, 1999, there was approximately $1.2 million outstanding under the credit facility.

      We have a credit facility with a Swedish entity totaling 50 million Swedish kronor (approximately $5.9 million at December 31, 1999) that may only be used to finance the development of our AIM product candidate. If a related product is not developed or does not succeed in the market, our obligation to repay the loan may be forgiven. Borrowings under the loan facility bear interest at 17.0% of which 9.5% is payable quarterly. The remaining 7.5% of interest together with principal are payable in five equal annual installments starting December 2004. We made an initial draw on the loan facility of $1.5 million in December 1999.

      We lease our corporate and research and development facilities under operating leases expiring at various times through January 2001. We may extend these leases for additional periods. Minimum annual payments under these leases are approximately $395,000 for 2000.

      We expect that our operating expenses and capital expenditures will increase in future periods. We also intend to hire additional research and development, clinical testing and administrative staff. Our capital expenditure requirements will depend on numerous factors, including the progress of our research and development programs, the time required to file and process regulatory approval applications, the development of commercial manufacturing capability, the ability to obtain additional licensing arrangements, and the demand for our product candidates, if and when approved by the FDA or other regulatory authorities.

      We believe that our current cash position, proceeds from our sales of our series C and series D preferred stock financings in January and February 2000, available borrowings under our credit facilities and the proceeds of this offering will be sufficient to fund our operations and capital expenditures until at least the end of 2000.

Income Taxes

      As of December 31, 1999, we had approximately $9.8 million of net operating loss carryforwards for federal income tax purposes. These carryforwards expire on various dates beginning in 2018. U.S. tax law contains provisions that may limit our ability to utilize net operating loss carryforwards in any year or if there has been an ownership change. Any such future ownership change may limit the utilization of net operating loss carryforwards. We believe the offering will not have a material effect on our ability to use those carryforwards.

Year 2000 Compliance

      We have identified year 2000 risks in the two major categories of internal business operations software and software used by external suppliers. A review of our non-information technology systems did not identify any material risks.

      With respect to our internal business operations software, most of our computers and software programs have been recently acquired. We have relied on the efforts of computer and software vendors to make their latest hardware and software releases year 2000 compliant. As a result, we do not expect to incur any compliance cost. We have contacted vendors to confirm the status of the software that is used in our computers and have verified that each computer is using the software version that the vendor represents is year 2000 compliant. In addition, we have utilized consultants and year 2000 test software to evaluate compliance.

      We believe that because we are in an early stage of development and will have no revenue from product sales for at least the next several years, any short-term disruption relating to year 2000 will have little impact on our operations. We have asked our suppliers about their year 2000 programs and they have advised us that they are year 2000 compliant.

                                    BUSINESS

Introduction

      We discover and develop pharmaceutical products for the treatment of cardiovascular disease. We believe our therapies enhance the naturally occurring processes in the body for the removal of excess cholesterol. We intend to commercialize a novel class of drugs that focus on a new treatment approach we call HDL Therapy, which is based upon our understanding of HDL function. We intend to exploit the beneficial properties of HDL in cardiovascular and metabolic diseases through our portfolio of product candidates. Preclinical studies suggest that our product candidates may either increase HDL levels or its function and may enhance removal of excess cholesterol and lipids from arteries. Third-party published reports of preliminary human clinical studies with respect to some of our product candidates suggest that these compounds are safe, with no major side effects, and may increase elimination of cholesterol from the body by enhancing the efficiency of the RLT pathway.

Background

General

      Our bodies are made of building blocks called cells. Cells are primarily made of protein, carbohydrate, and fat, or lipid, molecules. Cholesterol, a well known lipid, is essential for cells to function normally. Our bodies obtain cholesterol both through the foods we eat and by manufacturing cholesterol inside some of our cells and organs. Cholesterol either remains within the cell or is secreted into the blood for transport to various organs. The major carriers for cholesterol in the blood are lipoproteins, including low density lipoprotein, or LDL, and high density lipoprotein, or HDL. LDL delivers cholesterol to organs where it can be used to produce hormones, maintain healthy cells and be transformed into natural products which assist in the digestion of lipids. HDL removes excess cholesterol from arteries and tissues to transport it back to the liver for elimination.

                        [Graphic depicting HDL and LDL]

      The RLT pathway, which is a process comprised of four steps, is responsible for removal of cholesterol from arteries and its transport to the liver for elimination from the body. The first step is the removal of cholesterol from arteries by HDL in a process termed cholesterol removal. In the second step, cholesterol is converted to a new form that is more tightly associated with HDL as it is carried in the blood; this process is called cholesterol conversion. The third step is the transport and delivery of that converted cholesterol to the liver in a process termed cholesterol transport. The final step is the transformation and discarding of cholesterol by the liver in a process termed cholesterol elimination. We believe our product candidates have the potential to affect these four steps to enhance the RLT pathway in humans.

                        [Graphic depicting RLT pathway]

      In a healthy human body, there is a balance between the delivery and removal of cholesterol. Over time, however, there is often an imbalance that occurs in our bodies in which there is too much cholesterol delivery by LDL and too little removal by HDL. When people have a high level of LDL and low level of HDL, the imbalance results in more cholesterol being deposited in the arteries than that being removed. This imbalance can also be exaggerated by, among other factors, age, gender, high blood pressure, smoking, diabetes, obesity, genetic factors, physical inactivity, vascular disease of the extremities or the brain and the consumption of a high-fat diet. The excess cholesterol carried in the blood on LDL particles is deposited throughout the body, but frequently ends up in the lining of arteries, especially those found in the heart. As a consequence of repeated deposits of cholesterol, plaque forms which narrows or blocks arteries. The blockage of these arteries can result in chest pain, heart attack and possibly death.

      Cardiovascular disease is a condition that arises when arteries are narrowed or blocked by atherosclerotic plaque, which prevents oxygen-rich blood from reaching tissues. Some of the symptoms of cardiovascular disease include: uncomfortable pressure, fullness, squeezing or pain in the center of the chest lasting more than a few minutes; pain spreading to the shoulders, neck or arms; and chest discomfort with lightheadedness, fainting, sweating, nausea or shortness of breath. Over 50% of the deaths from cardiovascular disease are due to coronary heart disease and atherosclerosis.

Importance of HDL in Human Health

      Numerous studies involving thousands of people have identified the causes and determined the distribution of cardiovascular disease in different populations around the world. Physicians now generally recognize high LDL and low HDL levels as risk factors for coronary heart disease. In addition, high HDL levels generally are associated with lower incidence of heart disease. These studies have suggested that:

    . Low levels of HDL are a risk factor for cardiovascular disease. The first study suggesting that people with low HDL had increased incidence of cardiovascular disease was reported in 1951. Since that time, a number of studies have confirmed that low HDL levels are a risk factor for heart disease.

    . Increasing HDL reduces risk of heart disease. The Helsinki Heart
      Study, completed in 1987, suggested that increasing HDL levels reduced incidence of coronary heart disease in individuals at risk due to low HDL, high LDL, and high triglycerides, another type of lipid.

    . Increasing HDL levels reduces the incidence of death from coronary artery disease. The Veterans Affairs Cooperative Studies Program High Density Lipoprotein Cholesterol Intervention Trial, completed in 1999, suggested that men with coronary artery disease who took a lipid regulating drug for five years experienced on average a 6% increase in HDL, resulting in a 24% reduction in death due to coronary artery disease, heart attack and stroke.

    . Low levels of HDL translate to a low survival rate following coronary bypass surgery. A 20-year study completed in 1999 suggested that people with low HDL levels have a lower survival rate following coronary bypass surgery. This study suggests the importance of HDL in minimizing the necessity of post-operative treatments.

      There are several risk factors that determine the likelihood of a person developing heart disease. Some examples besides low levels of HDL and high levels of LDL include age, gender, high blood pressure, smoking, diabetes, obesity, genetic factors, physical inactivity, vascular disease of the extremities or the brain, or a high-fat diet. Unlike many of these risk factors that cannot be altered, such as age, gender, and family history, we believe HDL levels can be beneficially modulated. Clinical evidence suggests that an increase in HDL results in greater protection from heart disease than a corresponding reduction in LDL. In addition, published studies suggest other protective properties of HDL, such as reducing arterial inflammation and cellular proliferation.

Current Treatments

      The initial recommendation for a patient with cardiovascular disease is frequently a change in lifestyle involving exercise combined with a low-fat, low-cholesterol diet. If a patient's condition does not improve, then a physician moves to the next level of treatment to achieve acceptable levels of cholesterol in the blood.

      Following the initial diet/exercise regimen, treatments are either short-term solutions, termed "acute" by physicians, or long-term solutions, termed "chronic." Acute treatments are reserved for more life-threatening cardiovascular conditions, such as ischemia, a condition where there is a shortage of oxygen-rich blood available to the heart. In contrast, chronic treatments are used to prevent cardiovascular disease from growing worse and having to resort to acute treatments. Acute treatments usually involve costly surgical procedures, while chronic treatments are usually in tablet or pill form.

Acute Treatments

      Acute treatments are required when blood flow to the heart is severely restricted and the patient is at immediate risk for further complications. Three common surgical procedures used to open clogged arteries include coronary artery bypass grafting, or coronary bypass surgery, percutaneous transluminal coronary angioplasty, or balloon angioplasty, and coronary atherectomy. In bypass surgery, the cardiologist redirects blood flow around the blocked arteries by grafting a healthy vessel removed from another location in the patient. In balloon angioplasty, a catheter with an inflatable balloon at its end is positioned in the artery at the point of blockage. During the surgical procedure, the balloon is inflated and this pushes aside the plaque that causes the blockage, resulting in a reopening of the artery to allow greater blood flow. Frequently, a cardiologist reinforces the newly opened artery with a wire-mesh cylinder called a stent. In coronary atherectomy the plaque is removed from the artery using a rotating blade.

      The primary benefit of acute treatments is the immediate restoration of oxygen-rich blood flow to the heart. However, the major drawbacks are:

    . Restenosis, or reclosing of the artery, even after stenting, occurs in up to 40% of patients who have had these invasive surgical procedures. This may require an additional surgical procedure within six months.

    . These treatments are invasive to the patient and involve opening up the chest cavity to expose the heart, as in coronary bypass surgery, or snaking a wire through the leg vein to the heart, as in balloon angioplasty, and atherectomy.

    . Since acute treatments are invasive and involve a high risk of complications, including death, there is significant recovery time after the surgical procedure. In fact, 3-5% of coronary bypass patients die from post-operative complications.

    . Many patients are not eligible for invasive procedures due to their anatomy, physical condition, age, or past medical history.

    . Atherosclerosis affects the entire cardiovascular system. Acute procedures are localized and treat only one segment of a diseased artery at a time. Therefore, many diseased arteries are left untreated using these invasive surgical procedures.

      In 1997, 607,000 coronary bypass surgeries were performed on 366,000 patients in the United States with an average cost of about $45,000. Almost half of the patients that have a coronary bypass require a repeat coronary bypass because the grafted vessels become blocked again. In the United States, over 450,000 balloon angioplasty procedures are performed each year. The average cost of a balloon angioplasty is $20,000 and more when a stent is used. Thirty to forty percent of balloon angioplasty procedures result in reclosing of the diseased artery within the first few months due to restenosis. In 1995, about 50,000 people in the United States underwent coronary atherectomy. The average cost of an atherectomy is approximately $12,000.

Chronic Treatments

      Chronic treatments for cardiovascular disease have the goal of preventing or limiting progression of the disease so that acute treatments will not be required in the near future, if at all. Physicians frequently will prescribe a statin drug that lowers the level of LDL in the blood by inhibiting cholesterol production in the body. These drugs can also lower other lipids and have the ability to raise HDL slightly. Recent studies have shown that the statins reduce the incidence of morbidity and mortality from cardiovascular disease by approximately 30%. It usually takes at least two years, if at all, for the drugs to have an effect on morbidity. These drugs neither treat the cause of atherosclerosis nor reverse the disease. In addition, in post-operative patients, they have also failed to prevent restenosis.

Products in Development

      Our initial product development efforts are focused on developing a novel class of drugs designed to treat both acute and chronic atherosclerotic disease using HDL Therapy. Our five product candidates are designed to enhance HDL function and address all four steps of the RLT pathway. The product candidates we are presently developing are ProApoA-I, AIM, LUVs, a RLT peptide and an HDL elevator. We plan to initiate clinical trials with each of our product candidates within the next twelve to eighteen months. Our clinical trials may not commence or proceed as anticipated and we may not be able to demonstrate the same levels of safety and efficacy in clinical trials that have been suggested in preclinical trials.

ProApoA-I

      We are developing ProapolipoproteinA-I, or ProApoA-I, as an acute treatment to improve vascular function in ischemic patients suffering from atherosclerosis. ProApoA-I is a naturally occurring protein found in all humans that forms particles with lipids similar to natural HDL. ProApoA-I is converted to ApoA-I in the blood.

      Preclinical studies suggest that ProApoA-I complexed with lipids removes cholesterol from arteries and activates the second step in the RLT pathway, the conversion of cholesterol into a form more tightly associated with HDL. Recent third-party published reports of preliminary human clinical studies of ProApoA-I conducted to date, suggest that when ProApoA-I is infused into people with high cholesterol levels they show increased elimination of cholesterol from the body by enhancing the RLT pathway.

      Our goal is to establish in human clinical trials that infusions of ProApoA-I can help arteries remain open, thus increasing blood flow and reducing the symptoms associated with atherosclerosis. We plan to initiate clinical trials with ProApoA-I in the second half of 2000.

AIM

      We are developing apolipoprotein A-I Milano, or AIM, for the treatment of acute coronary syndromes including angina and restenosis. AIM is a variant form of the ApoA-I protein lipid complex and is present in a small fraction of the population with low HDL levels. Low HDL levels would normally suggest that this population would be at high risk for cardiovascular disease. However, those people with the AIM variant show low incidence of cardiovascular disease. We believe infusion of AIM lipid complexes in humans will enhance the RLT pathway at the cholesterol removal step.

      Preclinical studies suggest that AIM can:

    . remove cholesterol from arteries;

    . prevent restenosis following balloon angioplasty;

    . reverse atherosclerosis;

    . restore some of the natural flexibility of arteries; and

    . prevent inflammation and clotting following balloon angioplasty procedures.

      Our goal is to establish in human clinical trials that infusions of AIM are safe and can help arteries remain open, thus increasing blood flow and reducing the symptoms associated with atherosclerosis. We plan to initiate clinical trials with AIM by the first half of 2001.

      We acquired exclusive worldwide rights for AIM from Pharmacia & Upjohn in July 1998. Under this license agreement, Pharmacia & Upjohn has the exclusive right of election to co-develop and the exclusive right to market AIM in countries outside of North America. In addition, if we pursue a co-development and co-promotion arrangement in North America, Pharmacia & Upjohn has the right of first negotiation.

LUVs

      We are developing large unilamellar vesicles, or LUVs, as an acute treatment for ischemia caused by atherosclerosis. LUVs are spherical particles made of naturally occurring lipids. Instead of being eliminated from the body, we believe that LUVs can cycle back through arteries several times to remove more cholesterol. We believe this process will allow the body to significantly increase the amount of cholesterol it is able to remove and improve cardiovascular health and function. We believe that LUVs have a high capacity to transport cholesterol, the third step in the RLT pathway, and deliver it to the liver for elimination from the body.

      Preclinical studies involving administration of LUVs suggest that they may remove cholesterol from arteries and may regress atherosclerosis, thereby helping arteries regain their flexibility and function that has been compromised by atherosclerotic plaque.

      Our goal is to establish, in human clinical trials, that infusion of LUVs is safe and can help arteries remain open, thus increasing blood flow and reducing the symptoms associated with atherosclerosis. We plan to initiate clinical studies with LUVs in the second half of 2000.

RLT Peptide

      We are developing a RLT peptide as an acute treatment to alleviate ischemia and angina caused by atherosclerosis. Our RLT peptide is a smaller version of ApoA-I which we believe mimics ApoA-I's key biological properties when mixed with lipids. We believe that our RLT peptide removes cholesterol from arteries and activates the second step in the RLT pathway, the conversion of cholesterol into a form which is more tightly associated with HDL.

      Preclinical studies suggest that our RLT peptide is stable in isolated human blood samples. Preclinical models suggest our RLT peptide can increase HDL levels. Our goal is to establish in human clinical trials that infusions of our RLT peptide are safe and can help arteries remain open, thus increasing blood flow and reducing the symptoms associated with atherosclerosis. We plan to initiate clinical studies with our RLT peptide in the first half of 2001.

HDL Elevators

      We are developing a class of HDL elevators designed to increase HDL levels. We have identified a lead compound from this class. Our goal is to develop an orally active, small molecule designed to elevate HDL levels. We believe that the HDL elevators enhance the synthesis of new HDL to stimulate the entire RLT pathway and promote regression of atherosclerosis.

      Preclinical studies suggest that our HDL elevators can beneficially alter HDL function. Our goal is to establish in human clinical trials that orally administered HDL elevators can be a safe, chronic treatment to enhance the RLT pathway.

Research and Development

      We are actively engaged in the discovery and development of drugs used to treat cardiovascular disease and the metabolic disorders diabetes and obesity. To accomplish this, we have developed proprietary technologies and techniques to discover new drug candidates. We capitalize on our knowledge of chemistry, drug action and the RLT pathway to discover and refine new chemical structures that possess beneficial properties for the treatment of diseases and disorders. To accelerate this process, we are employing advanced instrumentation and a number of drug discovery tools, including:

    . genomics, gene expression profiling, proteomics and metabolomics, which are ways of cataloging changes in the body in order to provide an understanding of drug effects;

    . protein engineering, which focuses on discovering, designing and producing new proteins or peptides to develop novel therapies;

    . bioinformatics, which allows us to perform in-depth analysis of the cataloged changes to identify new targets, enhance drug discovery, and improve the clinical development process; and

    . chemical library screening, which focuses on identifying new chemicals to develop novel oral therapies for metabolic disease.

      By integrating these drug discovery tools, we believe we can rapidly identify and evaluate drug candidates and improve our prediction of their clinical success.

      In addition, we have implemented a clinical development strategy with early involvement of regulatory agencies to better define the most appropriate clinical trial development process. This strategy involves defining the best clinical parameters for safety and efficacy in targeted populations.

Business Strategy

      We are taking a product-focused approach towards drug development. The key elements of our business strategy are as follows:

      Develop several different drug candidates for HDL Therapy. We are developing a novel class of drugs focused on improving HDL function in the RLT pathway and remove excess cholesterol from arteries. Based on our understanding of the RLT pathway, we offer a portfolio of five product candidates we believe could provide a broad spectrum of treatment options for cardiovascular disease.

      Leverage experienced scientific and drug development expertise. We are managed by an experienced group of drug developers with significant expertise in cardiovascular research and drug development. Roger S. Newton, Ph.D., President and Chief Executive Officer of Esperion, was the co-discoverer and chairman of the discovery and development team of Lipitor. Sales of Lipitor, the most frequently prescribed cholesterol lowering drug, exceeded $3.5 billion in fiscal year 1999. In addition, we have recruited the inventors of two of our drug candidates.

      Optimize clinical and regulatory strategies to shorten time to market. We intend to perform clinical trials to rapidly assess effectiveness for well-defined cardiovascular endpoints such as chest pain and restenosis. Our trials are intended to demonstrate effectiveness as well as safety. We believe that by initially focusing on acute treatments, we can achieve an abbreviated development time, and faster time to market, which will benefit patients with cardiovascular disease.

      Retain the marketing and development rights to our product candidates. We plan to retain our marketing rights to our product candidates for as long as it is commercially advantageous.

Marketing and Sales

      We currently have no sales, marketing or distribution capability. In order to commercialize any of our product candidates, we must either internally develop sales, marketing and distribution capabilities or make arrangements with a third party to perform these services. We intend to sell, market and distribute some products directly and rely on relationships with third parties to sell, market and distribute other products. To market any of our products directly, we must develop a marketing and sales force with technical expertise and with supporting distribution capabilities.

      Our licensors have granted us exclusive rights to market our product candidates except for AIM. We acquired exclusive worldwide rights for AIM from Pharmacia & Upjohn in July 1998. Under this license agreement, Pharmacia & Upjohn has the exclusive right of election to co-develop and the exclusive right to market AIM in countries outside of North America. In addition, if we pursue a co-development and co-promotion arrangement in North America, Pharmacia & Upjohn has the right of first negotiation.

      In the United States, we do not intend to enter into co-promotion arrangements or out-license our product candidates until any of our product candidates are in the later stages of development, but at that point we may promote our product candidates through marketing relationships with one or more companies that have established distribution systems and direct sales forces. In international markets, initially we intend to seek strategic relationships to market, sell and distribute our product candidates, but we may eventually become involved in direct sales and marketing activities in other parts of the world.

Manufacturing

      We currently rely, and will continue to rely for at least the next few years, on contract manufacturers to produce ProApoA-I, AIM, LUVs, RLT peptide and the HDL elevator for use in our preclinical and anticipated clinical trials. Several of these contract manufacturers are sole source suppliers, including the manufacturers of ProApoA-I, LUVs, the RLT peptide and the HDL elevator. Our contract manufacturers have limited experience at manufacturing, formulating, analyzing, fill and finishing AIM, ProApoA-I, LUVs, RLT peptide, and the HDL elevator in quantities sufficient for conducting clinical trials or for commercialization.

      The process for manufacturing proteins and formulating them into protein lipid complexes is complicated. We have no experience in commercial scale manufacture of ProApoA-I, AIM, LUVs, RLT peptide, and HDL elevators. Our product candidates will need to be manufactured in a facility in a process that complies with the FDA's current good manufacturing practices and other similar regulations. It takes a substantial period of time to begin producing proteins, peptides, phospholipids and HDL elevators in compliance with such regulations. If we are unable to establish and maintain relationships with third parties for manufacturing sufficient quantities of our product candidates and their components that meet our planned time and cost parameters, the development and timing of our clinical trials may be adversely affected.

Intellectual Property

      Our ability to protect and use our intellectual property rights in the development and commercialization of our product candidates is crucial to our continued success. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets, or other proprietary information or know how. We currently rely on a combination of patents, and pending patent applications, some of which we license and some of which have been assigned to us, proprietary information, trade secrets and know how to protect our interests in developing and commercializing our product candidates and technologies.

ProApoA-1

      In February 2000, we entered into a license agreement with La Region Wallonne to obtain exclusive, worldwide rights to its patents, proprietary information and know-how concerning ProApoA-1. Human ApoA-1 is a naturally occurring compound which has been known in scientific literature for many years. ApoA-1 is synthesized by the human body via a precursor protein known as proapolipoprotein A-1, or ProApoA-1. In February 2000, we entered into a license agreement with Region Wallonne in which we were granted exclusive worldwide rights to its patents and applications, proprietary information and know-how concerning ProApoA-1. Specifically, we have an exclusive license to a United States patent relating to the recombinant DNA sequence for ProApoA-1, expression vectors containing this DNA and a process for producing ProApoA-1. This patent is set to expire in 2008.

      As part of this license, we have agreed to purchase supplies of ProApoA-1 from, and to enter into a research collaboration with, La Region Wallonne.

AIM

      In June 1998, we acquired exclusive, worldwide rights to AIM from Pharmacia & Upjohn. Under our license agreement with Pharmacia & Upjohn, we were assigned four U.S. patents and four pending U.S. patent applications, and numerous related foreign patents and patent applications covering various aspects of AIM. These patents and patent applications claim methods and materials for producing AIM in bacteria and yeast, methods for purification and methods for treating atherosclerosis and cardiovascular disease with AIM. The issued U.S. patents expire in 2015 and 2016. Corresponding patents are in effect and patent applications are pending in other countries where we believe the market potential for AIM is significant, including most European countries and some Asian countries including Japan.

      Under this license agreement, Pharmacia & Upjohn has the exclusive right of election to co-develop and the exclusive right to market AIM in countries outside of North America. In addition, if we pursue a co-development and co-promotion arrangement in North America with another party, Pharmacia & Upjohn has the right of first negotiations to co-develop and co-promote in North America.

LUVs

      In March 1999, we exclusively licensed certain LUV technology from INEX Pharmaceuticals Corporation on a worldwide basis. INEX owns issued patents in 13 European countries covering the LUV technology and exclusively licenses, from the University of British Columbia, two pending U.S. patent applications. The European patents claim methods for treatment of atherosclerosis using liposomes. The U.S. patent applications claim liposome compositions and methods for treatment of disease, including atherosclerosis. The European patents expires in 2011.

RLT Peptide

      In September 1999, we exclusively licensed from the individual inventors, an RLT peptide technology, including one issued United States patent and thirteen pending United States, and certain corresponding foreign, patent applications. The RLT peptide technology relates to peptides and proteins that have activity equal to, or greater than, ApoA-1. The issued U.S. patent expires in 2017 and is directed to peptides having ApoA-1 activity and pharmaceutical compositions. The pending patent applications are directed to peptides, pharmaceutical compositions containing the peptides, methods of using the peptides, pharmaceutical dosage forms of the peptides and methods for preparing the dosage forms.

HDL Elevators

      We are also in the process of researching and developing organic molecules that increase HDL levels. We have filed a provisional United States patent application primarily directed to a class of compounds having this activity. We are also pursuing, and will continue to pursue, patent protection for other classes of compounds having this activity, which have been or will be identified in our laboratories.

Government Regulation

      The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements on the clinical development, manufacture and marketing of pharmaceutical product candidates. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record-keeping, approval and promotion of our product candidates. All of our product candidates will require regulatory approval before commercialization. In particular, therapeutic product candidates for human use are subject to rigorous preclinical and clinical testing and other requirements of the Federal Food, Drug, and Cosmetic Act, or FDC Act, implemented by the FDA, as well as similar statutory and regulatory requirements of foreign countries. Obtaining these marketing approvals and subsequently complying with ongoing statutory and regulatory requirements is costly and time-consuming. Any failure by us or our collaborators, licensors or licensees to obtain, or any delay in obtaining regulatory approvals or in complying with other requirements could adversely affect the commercialization of product candidates and our ability to receive product or royalty revenues.

      The steps required before a new drug product candidate may be distributed commercially in the U.S. generally include:

    . conducting appropriate preclinical laboratory evaluations of the product candidate's chemistry, formulation and stability, and preclinical studies to assess the potential safety and efficacy of the product candidate;

    . submitting the results of these evaluations and tests to the FDA, along with manufacturing information and analytical data, in an IND;

    . making the IND effective after the resolution of any safety or regulatory concerns of the FDA;

    . obtaining approval of Institutional Review Boards, or IRBs, to introduce the drug into humans in clinical studies;

    . conducting adequate and well-controlled human clinical trials that establish the safety and efficacy of the product candidate for the intended use, typically in the following three sequential, or slightly overlapping stages:

       Phase 1: The product candidate is initially introduced into healthy human subjects or patients and tested for safety, dose tolerance, absorption, metabolism, distribution and excretion;

       Phase 2: The product candidate is studied in patients to identify possible adverse effects and safety risks, to determine dosage tolerance and the optimal dosage, and to collect some efficacy data; and

       Phase 3: The product candidate is studied in an expanded patient population at multiple clinical study sites, to confirm efficacy and safety at the optimized dose, by measuring a primary endpoint established at the outset of the study;

    . submitting the results of preliminary research, preclinical studies, and clinical trials as well as chemistry, manufacturing and control information on the product candidate to the FDA in an NDA; and

    . obtaining FDA approval of the NDA prior to any commercial sale or shipment of the product candidate.

      This process can take a number of years and require substantial financial resources. The results of preclinical studies and initial clinical trials are not necessarily predictive of the results from large-scale clinical trials, and clinical trials may be subject to additional costs, delays or modifications due to a number of factors, including the difficulty in obtaining enough patients, clinical investigators, product candidate supply, or financial support. The FDA may also require testing and surveillance programs to monitor the effect of approved product candidates that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product candidate based on the results of these post-marketing programs. Upon approval, a product candidate may be marketed only in those dosage forms and for those indications approved in the

NDA. However, pursuant to recent Federal Court decisions, drug marketers are in some limited circumstances permitted to distribute scientific materials concerning indications outside of the FDA labeling for product candidates.

      In addition to obtaining FDA approval for each indication to be treated with each product candidate, each domestic product candidate manufacturing establishment must register with the FDA, list its product candidates with the FDA, comply with cGMPs and permit and pass manufacturing plant inspections by the FDA. Moreover, the submission of applications for approval may require additional time to complete manufacturing stability studies. Foreign companies that manufacture product candidates for distribution in the United States also must list their product candidates with the FDA and comply with cGMPs. They are also subject to periodic inspection by the FDA or by local authorities under agreement with the FDA.

      Any product candidates that we manufacture or distribute pursuant to FDA approvals are subject to extensive continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the product candidate. In addition to continued compliance with standard regulatory requirements, the FDA may also require post-marketing testing and surveillance to monitor the safety and efficacy of the marketed product candidate. Adverse experiences with the product candidate must be reported to the FDA. Product candidate approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product candidate are discovered following approval.

      The FDC Act also mandates that product candidates be manufactured consistent with cGMPs. In complying with the FDA's regulations on cGMPs, manufacturers must continue to spend time, money and effort in production, recordkeeping, quality control, and auditing to ensure that the marketed product candidate meets applicable specifications and other requirements. The FDA periodically inspects manufacturing facilities to ensure compliance with cGMPs. Failure to comply subjects the manufacturer to possible FDA action, such as Warning Letters, suspension of manufacturing, seizure of the product, voluntary recall of a product or injunctive action, as well as possible civil penalties. We currently rely on, and intend to continue to rely on, third parties to manufacture our compounds and product candidates. These third parties will be required to comply with cGMPs.

      Even after FDA approval has been obtained, further studies, including post-marketing studies, may be required. Results of post-marketing studies may limit or expand the further marketing of the products. If we propose any modifications to a product, including changes in indication, manufacturing process, manufacturing facility or labeling, a supplement to our NDA may be required to be submitted to the FDA.

      Products manufactured in the United States for distribution abroad will be subject to FDA regulations regarding export, as well as to the requirements of the country to which they are shipped. These latter requirements are likely to cover the conduct of clinical trials, the submission of marketing applications, and all aspects of manufacturing and marketing. Such requirements can vary significantly from country to country. As part of our strategic relationships, our collaborators may be responsible for the foreign regulatory approval process for our product candidates, although we may be legally liable for noncompliance.

      We are also subject to various federal, state and local laws, rules, regulations and policies relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances used in connection with our research work. Although we believe that our safety procedures for handling and disposing of such materials comply with current federal, state and local laws, rules, regulations and policies, the risk of accidental injury or contamination from these materials cannot be entirely eliminated.

      The extent of government regulation which might result from future legislation or administrative action cannot be accurately predicted. In this regard, although the Food and Drug Administration Modernization Act of 1997 modified and created requirements and standards under the FDC Act with the intent of facilitating product candidate development and marketing, the FDA is still in the process of developing regulations implementing the Food and Drug Administration Modernization Act of 1997. Consequently, the actual effect of these developments on our business is uncertain and unpredictable.

Competition

      The pharmaceutical and biopharmaceuticals industries are intensely competitive and are characterized by rapid and significant technological progress. Our competitors include large integrated pharmaceutical companies and biotechnology companies and universities and public and private research institutions which currently engage in, have engaged in or may engage in efforts related to the discovery and development of new pharmaceuticals and biopharmaceuticals, some of which may be competitive. Almost all of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing and sales resources than we do, as well as more experience in research and development, clinical trials, regulatory matters, manufacturing, marketing and sales.

      We are aware of companies that are developing products for the acute treatment of cardiovascular disease, such as atherosclerosis, ischemia and restenosis that may compete with our own acute treatments. In addition, new invasive medical procedures and technologies are also under development for the acute treatment of cardiovascular disease. For example, a compound is being developed by a third party, which may compete with the LUVs. In addition, another organization is purifying ApoA-I from outdated human plasma for septic shock as a therapeutic indication. Other companies with substantially greater research and development resources may attempt to develop products that are competitive with our product candidates for the acute treatment of cardiovascular disease or seek approval for drugs in later stages of development that have similar effects on cardiovascular disease as our acute treatments.

      We are also aware of companies that are developing products for the chronic treatment of cardiovascular disease that may compete with our own HDL elevating drug candidates. For example, several third parties have HDL elevators under development, which could compete with our HDL elevating drug candidates. Other companies with substantially greater research and development resources may attempt to develop products that are competitive with our HDL elevating product candidates or seek approval for drugs in later stages of development that have similar effects on HDL levels as our HDL elevating products.

      If regulatory approvals are received, our products may compete with several classes of existing drugs for the treatment of restenosis, atherosclerosis, and ischemia, some of which are available in generic form. For example, drugs available for the treatment of atherosclerosis include fibrates, statins, niacin and hormones, all of which are available in pill or tablet, as opposed to the intravenous administration method we intend to use for most of our product candidates. Such existing drugs were not specifically designed to elevate HDL levels and when administered only raise HDL levels to a limited extent. In addition, administration of our product candidates designed to raise HDL in conjunction with therapeutics designed to lower LDL could reduce the overall market available to us. There are also surgical treatments such as coronary bypass surgery and balloon angioplasty that may be competitive with our products. However, for those patients who do not respond adequately to existing therapies and remain symptomatic despite maximal treatment with existing drugs and who are not candidates for these surgical procedures, there is no currently effective treatment. In certain patients who are candidates for these surgical procedures, there is no effective pharmacologic treatment available.

      We think that the principal competitive factors in the markets for ProApoA-I, AIM, LUVs, the RLT peptide and the class of HDL elevators will include:

    . safety and efficacy profile;

    . product price;

    . ease of administration;

    .  duration of treatment;

    . the length of time to receive regulatory approval;

    . product supply;

    . enforceability of patent and other proprietary rights; and

    . marketing and sales capability.

      We believe that our product candidates are competitive with respect to these factors. Nonetheless, because our products are still under development, our relative competitive position in the future is difficult to predict accurately. Our competitors also compete with us to:

    . attract qualified personnel;

    . attract parties for acquisitions, joint ventures or other collaborations;

    . license the proprietary technology that is competitive with the technology we are practicing; and

    . attract funding.

Employees

      As of February 24, 2000, we had 38 employees. Of these employees, 33 were engaged in research, preclinical and clinical development, regulatory affairs, intellectual property activities, and/or manufacturing activities and 5 were engaged in finance and general administrative activities. None of our employees is covered by collective bargaining agreements. We consider relations with our employees to be good.

Facilities

      Our leased principal corporate and research facilities, located in Ann Arbor, Michigan, currently occupy approximately 18,000 square feet. These leases expire at various times starting in December 2000. We also lease research and office space in Solna, Sweden, which currently occupies approximately 2,100 square feet. This lease expires in September 2000. We are currently in negotiations for an expansion of our existing facilities in Ann Arbor, Michigan and we believe that our existing facilities, including this potential expansion, are adequate for our current needs. When our leases expire, we may look for additional or alternate space for our operations and we believe that suitable additional or alternative space will be available in the future on commercially reasonable terms.

      Our Solna, Sweden facility is located near the Strangnas, Sweden facility of Pharmacia & Upjohn, at which Pharmacia & Upjohn manufactures supplies of AIM for use in preclinical and clinical trials. Our employees work closely with Pharmacia & Upjohn in the manufacturing of these compounds.

Legal Proceedings

      We are not currently a party to any material legal proceedings.

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

                                   MANAGEMENT

Executive Officers and Directors

      The following table presents information about our executive officers and directors. Our board of directors is divided into three classes serving staggered three-year terms.

Name                     Age Position
----                     --- --------
Roger S. Newton, Ph.D...  49 President, Chief Executive Officer and Director
Hans Ageland............  39 Vice President, Production
Jan Johansson, M.D.,
  Ph.D..................  45 Vice President, Clinical Affairs
Timothy M. Mayleben.....  39 Vice President, Finance and Chief Financial Officer
David I. Scheer(1)......  47 Chairman
Christopher Moller,
  Ph.D.(2)..............  46 Director
Eileen M. More(1)(2)....  53 Director
Seth A. Rudnick,
  M.D.(2)...............  51 Director
Anders Wiklund..........  59 Director

--------
(1) Member of Compensation Committee
(2) Member of Audit Committee

      Dr. Newton has served as our President and Chief Executive Officer and as a director of Esperion since July 1998. From August 1981 until May 1998, Dr. Newton was employed at Parke-Davis Pharmaceutical Research, Warner-Lambert Company, as a Distinguished Research Fellow in Vascular and Cardiac Diseases where he was the co-discoverer and chairman of the Lipitor discovery and development teams. Dr. Newton received an A.B. in biology from Lafayette College, an M.S. in nutritional biochemistry from the University of Connecticut and a Ph.D. in nutrition from the University of California, Davis. He also specialized in atheroslerosis research during a post-doctoral fellowship at the University of California, San Diego. He currently holds a faculty appointment in the Department of Pharmacology at the University of Michigan Medical School.

      Mr. Mayleben has served as our Vice President, Finance and Chief Financial Officer since January 1999. Mr. Mayleben has more than 15 years experience working with high-growth technology companies. Prior to joining Esperion, Mr. Mayleben served as a Director of Business Development for Engineering Animation, Inc., a publicly held company, from September 1999 to December 1999. From July 1997 to September 1999, Mr. Mayleben served as Chief Operating Officer and Chief Financial Officer of Transom Technologies, Inc., a privately held company that was acquired by Engineering Animation, Inc. From November 1994 to July 1997, Mr. Mayleben served as Director of Operations, of Applied Intelligent Systems, Inc., a privately held company. Prior to that, Mr. Mayleben was a manager with the Enterprise Group of Arthur Andersen & Co. Mr. Mayleben received a BBA from the University of Michigan and an MBA from the Northwestern University Kellogg Graduate School of Management.

      Mr. Ageland has served as our Vice President, Production since May 1999. From 1998 to 1999, Mr. Ageland served as a consultant to Esperion. From 1997 to 1998, Mr. Ageland served as Director of Production at Medivir AB. From 1988 to 1997, Mr. Ageland served as Project Manager at Pharmacia & Upjohn where he was responsible for developing and managing the AIM production process. Mr. Ageland has more than 12 years of experience in recombinant protein production and purification as well as more than a decade of experience in project management.

      Dr. Johansson has served as our Vice President, Clinical Affairs, since May 1999. From 1998 to May 1999, he served as a consultant to Esperion. From 1997 to 1998, Dr. Johansson directed research and multinational clinical trials focused on abnormalities in lipid metabolism and atherosclerosis at the Institute of Medicine at the Karolinska Hospital. Dr. Johansson served as medical advisor to Pharmacia & Upjohn for the AIM project while working as a consultant with Non Nocere AB from 1995 to 1997. Dr. Johansson received his M.D. and Ph.D. from the Karolinska Institute.

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

      Mr. Scheer, our chairman, has been a director of Esperion since July 1998. He has been President of Scheer & Company, Inc., a firm with activities in venture capital, corporate strategy, and transactional advisory services focused on the life sciences industry since 1981. Scheer & Company, Inc. is the fund manager of Scheer Investment Holdings II, LLC, one of our principal stockholders. Mr. Scheer was involved in the founding of our company, as well as ViroPharma, Inc., OraPharma, Inc. and Achillon Pharmaceuticals, Inc. and has been a member of the board of directors of Nonlinear Dynamics, Inc. Mr. Scheer received his A.B. from Harvard College and his M.S. from Yale University.

      Dr. Moller has been a director of Esperion since July 1998. Since 1990, he has served as Vice President of TL Ventures, a company which manages a series of private equity funds. Since 1994, Dr. Moller has served as a Managing Director of the following funds managed by TL Ventures; Radnor Venture Partners, Technology Leaders, Technology Leaders II, TL Ventures III and TL Ventures IV. He is principally responsible for the life science portfolio at TL Ventures, specializing in financing and development of early-stage biotechnology, bioinformatics and e-health companies. Dr. Moller also currently serves as a director on the boards of Adolor Corporation, Assurance Medical, OraPharma, Inc., Immunicon Corporation, eMerge Interactive, Inc., ChromaVision Systems, Inc. and Genomics Collaborative. Dr. Moller holds a Ph.D. in immunology from the University of Pennsylvania.

      Ms. More has been a director of Esperion since September, 1999. She has been associated with Oak Investment Partners, a venture capital firm, since 1978. She is currently a Special Limited Partner and had been a General Partner or Managing Member since 1980. She currently serves as a director of several companies including Halox Technologies, OraPharma, Inc., Psychiatric Solutions and Teloquent Communications Corporation. Ms. More was also a founding investor in Genzyme and has been responsible for early-stage investments in numerous companies including Alkermes, Alexion Pharmaceuticals, Dyax, OraPharma, Kera Vision, Osteotech, Pharmacopeia, Trophix Pharmaceuticals, Compaq Computer, Network Equipment Technologies, Octel Communications and Stratus Computer.

      Dr. Rudnick has been a director of Esperion since January 2000. He has been a Venture Partner at Canaan Equity Partners, a venture capital firm, since 1998, and serves as a director of OraPharma, Inc. and NaPro BioTherapeutics, Inc. He was Chairman and Chief Executive Officer of Cytotherapeutics, Inc. from 1995 through 1998. Prior to that, Dr. Rudnick served as Senior Vice President of the R.W. Johnson Pharmaceutical Research Group of Ortho Pharmaceutical Corporation, Senior Vice President of Development with Biogen Research Corporation and Director of Clinical Research with Schering-Plough. Dr. Rudnick has held various faculty appointments with Brown University, the University of North Carolina and Yale University, and received his M.D. from the University of Virginia, with fellowships at Yale in oncology and epidemiology.

      Mr. Wiklund has been a director of Esperion since July 1998. He has been an advisor to the biotechnology and pharmaceutical industries since January of 1997 when he formed Wiklund International Inc. In 1997 he was appointed Sr. Vice President of Biacore Holding, Inc., a supplier of affinity biosensor systems. Mr. Wiklund served as President of Pharmacia Development Corporation from August 1993 to December 1994, as Executive Vice President of Pharmacia US, Inc. from January 1995 to December 1995 and as Vice President of Pharmacia & Upjohn from January 1995 to December 1996. Between 1984 and 1993, he was President & CEO of Kabi Vitrum AB and Kabi Pharmacia, Inc. Mr. Wiklund serves as a director of InSite Vision, Inc., Medivir AB, Ribozyme Pharmaceuticals, Inc., Bioreason Inc., and Glyco Design, Inc. He has a Master of Pharmacy from the Pharmaceutical Institute in Stockholm and studied business administration at the University of Stockholm.

Board of Directors

      Our board of directors is divided into the following three classes, with the members of the respective classes serving for staggered three-year terms:

    . Class 1 directors, whose terms expire at the annual meeting of stockholders to be held in 2001;

    . Class 2 directors, whose terms expire at the annual meeting of stockholders to be held in 2002; and

    . Class 3 directors, whose terms expire at the annual meeting of stockholders to be held in 2003.

      Messrs.     , and      are our Class 1 directors, Messrs.   , and   are
our Class 2 directors, and Messrs.     , and      are our Class 3 directors. At
each annual meeting of stockholders following this offering, our stockholders will elect the successors to directors whose terms expire to serve from the time of election and qualification until the third annual meeting following election.

      All directors were nominated and elected as directors by the holders of our common and preferred stock in accordance with provisions of our current stockholders agreement. These provisions of our stockholders agreement will terminate upon the completion of this offering. Each of the individuals will remain as a director until resignation or until the stockholders elect their replacements in accordance with our certificate of incorporation.

      Our executive officers are appointed by the board of directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of our executive officers or directors.

Audit Committee

      We have established an audit committee. Our audit committee consists of three independent directors. Our audit committee is responsible for reviewing with management our financial controls and accounting and reporting activities. In addition, our audit committee is also responsible for reviewing the qualifications of our independent auditors, making recommendations to the board of directors regarding the scope, fees and results of any audit and reviewing any non-audit services and related fees.

Compensation Committee and Compensation Committee Interlocks and Insider Participation

      We have established a compensation committee. Our compensation committee is responsible for the evaluation, approval and administration of all salary, incentive compensation, benefit plans and other forms of compensation for our officers, directors and other employees including, bonuses and options granted under our option and equity compensation plans. None of the Compensation Committee members has served as an officer or employee of Esperion or its subsidiary, except Roger S. Newton, Ph.D., who has been our President and Chief
Executive Officer since our inception in 1998. Effective     , Dr. Newton
resigned from the Compensation Committee, which currently consists solely of non-employee directors.

Esperion Scientific Advisors

      We currently retain scientific advisors who advise us concerning long-term scientific planning and research and development, periodically evaluate our research programs and periodically review development plans for our product candidates. Our current scientific advisors are as follows:

        Member            Professional Affiliation               Expertise
----------------------  ----------------------------- --------------------------------
Prediman K. Shah, M.D.  Cedars Sinai Medical Center,  Interventional cardiology
                         Director, Department of
                         Cardiology
Cesare Sirtori, M.D.    University Center E. Grossi   Pharmacology of lipid and
                         Paoletti, Institute of        lipoprotein metabolism
                         Pharmacological Science,
                         University of Milan, Italy
Guido Franceschini,     University Center E. Grossi   Pharmacology of lipid and
  Ph.D.                  Paoletti, Institute of        lipoprotein metabolism
                         Pharmacological Science,
                         University of Milan, Italy
Daniel Rader, M.D.      University of Pennsylvania,   Human genetics of lipid
                         Department of Medicine and    disorders
                         Experimental Therapeutics
Charles Sing, Ph.D.     University of Michigan,       Human genetics of cardiovascular
                         Department of Human Genetics  risk factors

Director and Scientific Advisors Compensation

      We reimburse each member of our board of directors and each of our scientific advisors for out-of-pocket expenses incurred in connection with attending our meetings. We also pay each of our scientific advisors who is not an investor a fee for each meeting attended.

Executive Compensation

      The following table presents information concerning the compensation we paid for the year ended December 31, 1999 to our chief executive officer and the other executive officers who earned over $100,000 in compensation during the year ended December 31, 1999.

                        1999 Summary Compensation Table

                             Annual            Long-Term
                          Compensation    Compensation Awards
                        ---------------- -----------------------
                                         Restricted   Securities
Name and Principal                          Stock     Underlying    All Other
Position                 Salary   Bonus   Awards(#)   Options(#) Compensation(1)
------------------      -------- ------- ----------   ---------- ---------------
Roger S. Newton,
  Ph.D. ............... $200,000 $60,000      --           --       $200,735
 President, Chief
   Executive Officer
Timothy M. Mayleben....  145,000  32,000      --       100,000           735
 Vice President, Chief
   Financial Officer
Jan Johansson, M.D.,
  Ph.D.(2).............  177,615  10,000  120,000(4)   240,000        60,096
 Vice President,
   Clinical Affairs
Hans Ageland(3)........  164,405  10,000  120,000(4)   240,000         5,235
 Vice President,
   Production

--------
(1) Includes $4,500 forgiveness of loans to Dr. Johansson and Mr. Ageland and term life insurance premiums in the amount of $735 paid by us for Mr. Newton, Mr. Mayleben, Dr. Johansson and Mr. Ageland during 1999. Includes $54,861 of relocation expenses reimbursement to Dr. Johansson during 1999. Includes $200,000 paid by us to Dr. Newton as reimbursement for taxes during 1999.
(2) Dr. Johansson's employment with Esperion began in May 1999. His salary for 1999 was $106,667. Prior to his employment, Dr. Johansson served as a consultant to us. He was paid $70,948 in 1999 for his services as a consultant.
(3) Mr. Ageland's employment with Esperion began in February 1999. His salary for 1999 was $146,667. Prior to his employment, Mr. Ageland served as a consultant to us. He was paid $17,738 in 1999 for his services as a consultant.
(4) The fair market value of these shares at the date of grant was $18,000.

Stock Option Grants

      The following table contains information concerning options to purchase common stock that we granted in 1999 to each of the executive officers named in the summary compensation table. We generally grant stock options at 100% of the fair market value of the common stock as determined by our board of directors on the date of grant. In reaching the determination of fair market value at the time of each grant, the board of directors considers a range of factors, including our current financial position, results of operations and cash flows, the status of development activities for our product candidates, our assessment of competitive position in our market and prospects for the future, current industry market conditions, including valuations for comparable companies and the illiquidity of an investment in the common stock.

                             Option Grants in 1999

                                     Individual Grants
                         ------------------------------------------
                                                                    Potential Realizable
                                                                      Value at Assumed
                                    Percent of                           Annual Rates
                         Number of    Total                            of Stock Price
                         Securities  Options                             Appreciation
                         Underlying Granted to Exercise                for Option Term
                          Options   Employees  Price Per Expiration ---------------------
Name                      Granted    in 1999     Share      Date        5%        10%
----                     ---------- ---------- --------- ---------- ---------- ----------
Roger S. Newton,
  Ph.D. ................      --        --         --         --           --         --
Jan Johansson M.D.,
  Ph.D. ................  240,000      28.9%     $0.15    06/2008       55,848     84,886
Hans Ageland............  240,000      28.9       0.15    06/2008       55,848     84,886
Timothy M. Mayleben.....  100,000      12.1       0.15    01/2008       23,270     35,369

      The following table contains information covering options to purchase common stock that we granted in 2000 as of February 24, 2000. The percentage of total options granted is based on a total of 508,750 options granted in 2000 as of February 24, 2000.

                             Option Grants in 2000

                                     Individual Grants
                         ------------------------------------------
                                                                    Potential Realizable
                                                                      Value at Assumed
                                    Percent of                           Annual Rates
                         Number of    Total                            of Stock Price
                         Securities  Options                             Appreciation
                         Underlying Granted to Exercise                for Option Term
                          Options   Employees  Price Per Expiration ---------------------
Name                      Granted    in 2000     Share      Date        5%        10%
----                     ---------- ---------- --------- ---------- ---------- ----------
Roger S. Newton,
  Ph.D. ................  175,000      34.4%     $1.60    01/2009      434,372    660,225
Jan Johansson M.D.,
  Ph.D. ................      --        --         --         --           --         --
Hans Ageland............      --        --         --         --           --         --
Timothy M. Mayleben.....  125,000      24.6       1.60    01/2009      310,266    471,590

      Amounts reported in the potential realizable value column above are hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, calculated by assuming that the stock price on the date of grant as determined by our board of directors appreciates at the indicated annual rate compounded annually for the entire term of the option (nine years). The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock price.

      The following table contains information concerning options to purchase common stock held as of December 31, 1999 by each of the executive officers named in the summary compensation table. There was no public trading market for the common stock as of December 31, 1999. Accordingly, these values have been calculated on the basis of the assumed
offering price of $   per share minus the applicable per share exercise price.

                          1999 Year-End Option Values

                              Number of Shares        Value of Unexercised
                           Underlying Unexercised     In-the-Money Options
                             Options at Year End           at Year End
                          ------------------------- -------------------------
Name                      Exercisable Unexercisable Exercisable Unexercisable
----                      ----------- ------------- ----------- -------------
Roger S. Newton, Ph.D...       --            --         $            $
Jan Johansson, M.D,
  Ph.D..................    90,000       150,000
Hans Ageland............    90,000       150,000
Timothy M. Mayleben.....    25,000        75,000

Employment, Change of Control and Termination of Employment Arrangements

      Roger S. Newton, Ph.D., holds the position of President and Chief Executive Officer and receives an annual salary of $215,000 per year, and a bonus of up to 30% of his base salary per year. The amount of his bonus, if any, is dependent upon achievement of a series of performance milestones, set by our board of directors. He has also received 800,000 shares of restricted common stock which vest over a four year period and options to purchase 175,000 shares of our common stock with a four year vesting schedule. If we terminate Dr. Newton's employment without cause, he will receive his salary and benefits for six months after his termination, and 25% of his unvested options will automatically vest.

      Jan Johansson, M.D., holds the position of Vice President, Clinical Affairs and receives an annual salary of $160,000 per year and a bonus of up to 20% of his base salary per year. The amount of his bonus, if any, is dependent on the achievement of a series of performance milestones set by our board of directors. Dr. Johansson holds options to purchase 240,000 shares of Esperion's common stock at $0.15 per share. These options are exercisable for nine years and will vest over a four year period of time from the date of issuance. We will award to Dr. Johansson options to purchase an additional 25,000 shares of our stock upon the completion of a clinical trial of AIM, indicating proof of concept, if such an event occurs by November 2000. If we terminate Dr. Johansson's employment without cause, he will receive his salary and benefits for nine months after his termination and 25% of his unvested founder's stock and options will automatically vest.

      Hans Ageland holds the position of Vice President, Production and receives an annual salary of $160,000 per year and a bonus of up to 20% of his base salary per year. The amount of his bonus, if any, is dependent on the achievement of a series of performance milestones set by our board of directors. Mr. Ageland holds options to purchase 240,000 shares of the our common stock at $0.15 per share. These options are exercisable for nine years and will vest over a four year period of time from the date of issuance. We will award options to purchase an additional 25,000 shares of our common stock upon the completion of a clinical trial of AIM indicating proof of concept, if such an event occurs by November 2000. If we terminate Mr. Ageland's employment without cause, he will receive his salary and benefits for nine months after his termination and 25% of his unvested founders' stock and options will automatically vest.

      Timothy M. Mayleben holds the position of Vice President, Finance and Chief Financial Officer and receives an annual salary of $175,000 per year and a bonus of up to 20% of his salary. The amount of his bonus, if any, is dependent upon achievement of performance milestones set by our board of directors. Mr. Mayleben holds options to purchase 100,000 shares of our common stock at $0.15 per share and options to purchase 125,000 shares of common stock at $1.60. These options are exercisable for nine years and will vest quarterly over a four year period of time from the date of issuance. If we terminate Mr. Mayleben's employment without cause, he will receive his salary and benefits for six months after his termination, and 25% of his unvested options will automatically vest.

1998 Stock Option Plan

      We maintain a 1998 Stock Option Plan, which has been approved by our board of directors and our stockholders. The Plan provides for grants of incentive stock options and nonqualified stock options to our directors, officers, employees, consultants and advisors; however, only employees, officers and directors who are also our employees may receive grants of incentive stock options. The Plan authorizes up to 2,470,000 shares of common stock for issuance under the terms of the Plan. As of December 31, 1999, 1,278,750 options were outstanding under the Plan. As of February 24, 2000, 1,787,500 options were outstanding under the Plan.

401(k) Plan

      We maintain a tax-qualified employee savings and retirement plan, our 401(k) plan, for our eligible employees. At the discretion of the board of directors, we may make matching contributions on behalf of all participants who have elected to make deferrals to the 401(k) plan. To date, we have not made any matching contributions to the 401(k) plan. Any contributions to the 401(k) plan by us or by our participants are paid to a trustee. The 401(k) plan, and the accompanying trust, are intended to qualify under Section 401(k) of the Internal Revenue Code, as amended, so that contributions and income earned, if any, are not taxable to employees until withdrawn. The contributions made by us vest in increments according to a vesting schedule. At the direction of each participant, the trustee invests the contributions made to the 401(k) plan in any number of investment options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Previous Capital Stock Financings

Preferred Stock

      We sold 500,000 shares of series A preferred stock in July 1998 and 10,000,000 shares of series B preferred stock in August 1998. We sold 10,252,879 shares of series C preferred stock in January 2000 and 1,136,363 shares of series D preferred stock in February 2000. Substantially all of our shares of preferred stock have been sold to venture capital funds.

      The detailed description of the various venture capital funds that have purchased our preferred stock is contained in the footnotes to the Principal Stockholder's table on page 46. Each share of outstanding preferred stock will automatically convert into one share of common stock upon completion of this offering.

      Series A Preferred Stock. We sold 500,000 shares of series A preferred stock in July 1998 at a purchase price per share of $1.00 for a total of $500,000. In these transactions, we sold 275,000 shares to Oak Investment Partners, 175,000 shares to TL Ventures III, and 50,000 shares to Scheer Investment Holdings II, L.L.C.

      Series B Preferred Stock. We sold 10,000,000 shares of series B preferred stock in August 1998 at a purchase price per share of $1.50, for a total of $15 million. In these transactions, we sold 3,750,000 shares of series B preferred stock to each of Oak Investment Partners and TL Ventures III, 2,133,333 shares to HealthCap KB, 33,334 shares to Scheer Investment Holdings II, L.L.C., and 333,333 shares to Dr. Cesare Sirtori.

      Series C Preferred Stock. We sold 10,125,465 shares of series C preferred stock in January 2000 at a purchase price per share of $2.16 for a total of approximately $21.8 million. In these transactions, we sold:

    . 2,280,093 shares to Canaan Equity Partners;

    . 1,851,852 shares to Oak Investment Partners;

    . 1,851,852 shares to TL Ventures III;

    . 1,388,889 shares to HealthCap KB;

    . 1,157,408 shares to Avalon Investments;

    . 925,926 shares to TL Ventures IV;

    . 462,963 shares to Serventia SA;

    . 46,296 shares to Scheer Investment Holdings II, L.L.C.;

    . 34,722 shares to Seth A. Rudnick; and

    . 125,464 to other investors.

In addition, we issued an aggregate of 127,414 shares of series C preferred stock to Roger Newton and Anders Wiklund for services rendered.

      Series D Preferred Stock. We sold 1,136,363 shares of series D preferred stock in February 2000 at a purchase price per share of $4.40 for a total of approximately $5.0 million to Novare Kapital AB.

Transactions with Directors

      Scheer and Company, Inc., a company owned and controlled by David I. Scheer, one of our directors, provides business consulting and advisory services to us for which it has received $30,000 per quarter plus out-of-pocket expenses since January 1999. From inception through December 31, 1998, Scheer and Company, Inc. received $10,000 per quarter plus out-of-pocket expenses.

      Anders Wiklund, one of our directors, provides business consulting services to us. Mr. Wiklund was paid $12,000 in 1998 and $27,000 in 1999 for these services plus reimbursement of his out of pocket expenses.

Transactions with Scientific Advisors

      Dr. Cesare Sirtori provides product candidate research and consulting services to us. For providing these services, we have funded Dr. Sirtori's laboratory at a cost of $50,000 per quarter since January 1999.

      Dr. Prediman K. Shah provides product candidate development services to us for which we have paid him $5,000 per month, plus out-of-pocket expenses since November 1998.

                             PRINCIPAL STOCKHOLDERS

      The following table provides information regarding the beneficial ownership of our common stock as of February 24, 2000, and as adjusted to reflect the sale of the shares of our common stock offered hereby, by:

    . each person or entity who beneficially owns more than 5% of our stock;

    . each of our directors;

    . our named executive officers; and

    . all executive officers and directors as a group.

      Unless otherwise indicated, the address of each executive officer named in the table below is care of Esperion Therapeutics, Inc., 3621 S. State Street 695 KMS Place, Ann Arbor, MI 48108. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which such person has no economic interest.

                                                      Percentage of Shares
                                                       Beneficially Owned
                                                 ------------------------------
                               Number of Shares
Name of Beneficial Owner      Beneficially Owned Before Offering After Offering
------------------------      ------------------ --------------- --------------
5% Stockholders
---------------
Oak Investment Partners
  (1).......................       6,176,852          25.14%            %

Canaan Equity Partners (2)..       2,280,093           9.28

TL Ventures III (3).........       5,776,852          23.51

TL Ventures IV (4)..........         925,926           3.77

HealthCap KB (5)............       3,522,222          14.34

Avalon Investments (6)......       1,157,408           4.71

Novare Kapital (7)..........       1,136,363           4.63
Directors and Executive
Officers
-----------------------
Eileen M. More (1)..........       6,176,852          25.14%            %

Seth Rudnick (2)............       2,314,815           9.42

Christopher Moller (3)......       6,702,778          27.28

Roger S. Newton.............         895,741           3.65

David I. Scheer (8).........         629,630           2.56

Jan Johansson (9)...........         210,000            *

Hans Ageland (10)...........         210,000            *

Timothy M. Mayleben (11)....          31,250            *

Anders Wiklund (12).........         250,423           1.02
                                  ----------          -----

All directors and executive
  officers as a group (13)..      17,421,489          70.11%

--------
* less than one percent

(1) Includes 6,025,519 shares owned by Oak Investment Partners VII, Limited Partnership and 151,333 shares owned by Oak VII Affiliates Fund Limited Partnership. Ms. More is a Special Limited Partner of Oak Associates VII, Limited Partnership and Oak VII Affiliates, Limited Partnership, the general partners of Oak Investment Partners VII, Limited Partnership and Oak VII Affiliates Fund, Limited Partnership, respectively. The General Partners have sole authority and responsibility for all investment, voting and disposition decisions for Oak Investment Partners VII, Limited Partnership and Oak VII Affiliates Fund, Limited Partnership, respectively. Ms. More disclaims beneficial ownership of shares in which she does not have a pecuniary interest. The address of both Oak Investment Partners VII, Limited Partnership and Oak VII Affiliates Limited Partnership is One Gorham Island, Westport, CT 06880.

 (2) Includes 1,493,461 shares owned by Canaan Equity II L.P., 668,067 shares owned by Canaan Equity II L.P. (QP) and 118,556 shares owned by Canaan Equity II Entrepreneurs LLC. Dr. Rudnick, a venture partner at Canaan Equity Partners, owns 34,722 shares. Dr. Rudnick disclaims ownership of shares in which he does not have a recurring interest. The address of each of the Canaan Equity Partners entities is 105 Rowayton Avenue, Rowayton, CT 06853.

 (3) Includes 4,651,345 shares owned by TL Ventures III L.P., 973,630 shares owned by TL Ventures III Offshore L.P. and 151,877 shares owned by TL Ventures III Interfund L.P. TL Ventures III L.P., TL Ventures III Offshore L.P., and TL Ventures III Interfund L.P. are referred to as TL Ventures
     III. TL Ventures III L.P., TL Ventures III Offshore L.P., and TL Ventures III Interfund L.P. are venture capital partnerships that are required by their governing documents to make all investment, voting and disposition actions in tandem. TL Ventures III Management L.P., a limited partnership, is the sole general partner of TL Ventures III L.P. TL Ventures III Offshore Partners L.P. is the sole general partner of TL Ventures III Offshore L.P. TL Ventures III LLC is the sole general partner of TL Ventures III Interfund L.P. The general partners have sole authority and responsibility for all investment, voting and disposition decisions for TL Ventures III. The general partners of TL Ventures III Management L.P., TL Ventures III Offshore Partners L.P. and TL Ventures III LLC are Safeguard Scientifics (Delaware), Inc., Robert E. Keith, Jr., Gary J. Anderson, Mark
     J. DeNino, Robert A. Fabbio and Christopher Moller, a director of Esperion. Dr. Moller disclaims beneficial ownership of shares in which he does not have a pecuniary interest. The address for each of the TL Ventures investment funds is 700 Building, 435 Devon Park Drive, Wayne, PA 19087.

 (4) Includes 902,088 shares owned by TL Ventures IV L.P. and 23,838 shares owned by TL Ventures IV Interfund L.P. TL Ventures IV L.P., TL and TL Ventures IV Interfund L.P. are referred to as TL Ventures IV. TL and TL Ventures IV Interfund L.P. are venture capital partnerships that are required by their governing documents to make all investment, voting and disposition actions in tandem. TL Ventures IV Management L.P., a limited partnership, is the sole general partner of TL Ventures IV L.P. TL Ventures IV LLC is the sole general partner of TL Ventures III Interfund L.P. The general partners have sole authority and responsibility for all investment, voting and disposition decisions for TL Ventures IV. The general partners of TL Ventures IV Management L.P., and TL Ventures IV LLC are Safeguard Scientifics (Delaware), Inc. Robert E. Keith, Jr., Gary J. Anderson, Mark J. DeNino, Robert A. Fabbio and Christopher Moller, a director of Esperion. Dr. Moller disclaims beneficial ownership of shares in which he does not have a pecuniary interest. The address for each of the TL Ventures investment funds is 700 Building, 435 Devon Park Drive, Wayne, PA 19087.

 (5) Includes 1,479,335 shares owned by HealthCap KB and 2,042,887 shares owned by HealthCap CoInvest KB. The address for HealthCap KB and HealthCap CoInvest KB is Sturegatan 34, S-11436 Stockholm, Sweden. HealthCap KB and HealthCap CoInvest KB are Swedish limited partnerships.

 (6) Includes 1,157,408 shares owned by Avalon Investments LLC.

 (7) Includes 1,119,318 shares owned by Novare Kapital AB and 17,045 shares owned by Lagrummet 621 AB.

 (8) Includes 629,630 shares owned by Scheer Investment Holdings II, L.L.C. Mr. Scheer is President of Scheer & Company, Inc., the fund manager of Scheer Investment Holdings II, L.L.C. Mr. Scheer disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

 (9) Includes 105,000 shares of common stock issuable upon the exercise of stock options within sixty days.

(10) Includes 105,000 shares of common stock issuable upon exercise of stock options within sixty days.

(11) Includes 31,250 shares of common stock issuable upon the exercise of stock options within sixty days.

(12) Includes 18,750 shares of common stock issuable upon exercise of stock options within sixty days.

(13) Includes 230,000 shares of common stock issuable upon exercise of stock options within sixty days.

                          DESCRIPTION OF CAPITAL STOCK

Our Authorized Capital Stock

    . 20 million shares of common stock, par value $.001 per share

    . 15 million shares of preferred stock, par value $.001 per share

    . immediately after the sale of the shares of common stock in this
      offering, we will have       shares of common stock outstanding and no
      shares of preferred stock outstanding

Common Stock

Voting:

    . one vote for each share held of record on all matters submitted to a vote of stockholders

    . no cumulative voting rights

    . election of directors by plurality of votes cast

    . all other matters by majority of votes cast

Dividends:

    . subject to preferential dividend rights of outstanding shares of preferred stock, if any, common stockholders are entitled to receive declared dividends

    . the board of directors may only declare dividends out of legally available funds

Additional Rights:

    . subject to the preferential liquidation rights of outstanding shares of preferred stock, if any, common stockholders are entitled to receive net assets, available after the payment of all debts and liabilities, upon our liquidation, dissolution or winding up

    . no preemptive rights

    . no subscription rights

    . no redemption rights

    . no sinking fund rights

    . no conversion rights

      The rights and preferences of common stockholders are subject to the rights of the holders of any series of preferred stock we may issue in the future.

Preferred Stock

      We may, by resolution of our board of directors, and without any further vote or action by our stockholders, authorize and issue, subject to limitations prescribed by law, up to an aggregate of five million shares of preferred stock. The preferred stock may be issued in one or more classes or series of shares. With respect to any classes or series, the board of directors may determine the designation and the number of shares, preferences, limitations and special rights, including dividend rights conversion rights, voting rights, redemption rights and liquidation preferences. Because of the rights that may be granted, the issuance of preferred stock may delay, defer or prevent a change of control.

      Prior to this offering, we had 500,000 shares of series A preferred stock, 10,000,000 shares of series B preferred stock, 10,252,879 shares of series C preferred stock and 1,136,363 shares of series D preferred stock issued and outstanding. Upon the completion of this offering, all of our outstanding shares of preferred stock will automatically convert into a total of 21,889,242 shares of common stock.

Registration Rights

      Following completion of this offering, holders of       shares of common
stock will have the right to have their shares registered under the Securities Act of 1933. These rights are provided under the terms of an agreement between us and the holders of such securities. In addition, pursuant to this agreement,
the holders of       shares of common stock are entitled to require us to
include their registrable securities in future registration statements we file under the Securities Act of 1933. Registration of shares of common stock pursuant to the exercise of these registration rights would result in such shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon the effectiveness of such registration and may adversely affect our stock price.

Stockholders' Meeting

      Our next annual meeting of stockholders will be held in 2001.

Limitations on Liability

      Our certificate of incorporation limits or eliminates the liability of our directors to us or our stockholders for monetary damage to the fullest extent permitted by the Delaware General Corporation Law. As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

    . for any breach of such person's duty of loyalty;

    . for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; and

    . for any transaction resulting in receipt by such person of an improper personal benefit.

      Our certificate of incorporation also contains provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

      We currently have directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

Anti-Takeover Effects of Provisions of Charter Documents and Delaware Law

      Upon completion of this offering our certificate of incorporation will provide for the division of our board of directors into three classes. Each class must be as nearly equal in number as possible. Additionally, each class must serve a three-year term. The terms of each class are staggered so that each term ends in a different year over a three-year period. A director may only be removed for cause and only by the vote of more than 50% of the shares entitled to vote for the election of directors.

      Our certificate of incorporation also provides that our board of directors may establish the rights of, and cause us to issue, substantial amounts of preferred stock without the need for stockholder approval. Further, our board of directors may determine the terms, conditions, rights, privileges and preferences of the preferred stock. Our board is required to exercise its business judgment when making such determinations. Our board of directors' use of the preferred stock may inhibit the ability of third parties to acquire Esperion. Additionally, our board may use the preferred stock to dilute the common stock of entities seeking to obtain control of Esperion. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. Our preferred stock provides desirable flexibility in connection with possible acquisitions, financings and other corporate transactions. However, it may have the effect of discouraging, delaying or preventing a change in control of Esperion. We have no present plans to issue any shares of preferred stock.

      The existence of the foregoing provisions in our certificate of incorporation could make it more difficult for third parties to acquire or attempt to acquire control of us or substantial amounts of our common stock.

      After this offering is completed, Section 203 of the Delaware General Corporation Law will apply to Esperion. Section 203 of the Delaware General Corporation Law generally prohibits certain "business combinations" between a Delaware corporation and an "interested stockholder." An "interested stockholder" is generally defined as a person who, together with any affiliates or associates of such person, beneficially owns, or within three years did own, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. The statute broadly defines business combinations to include:

    . mergers;

    . consolidations;

    . sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation or aggregate market value of all outstanding stock of the corporation; and

    . certain transactions that would increase the "interested stockholder's" proportionate share ownership in the corporation.

      The statute prohibits any such business combination for a period of three years commencing on the date the "interested stockholder" becomes an "interested stockholder," unless:

    . the business combination is approved by the corporation's board of directors prior to the date the "interested stockholder" becomes an "interested stockholder";

    . the "interested stockholder" acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an "interested stockholder"; and

    . the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

      The Delaware General Corporation Law contains provisions enabling a corporation to avoid Section 203's restrictions if stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's certificate of incorporation or by-laws to avoid the restrictions. In addition, the restrictions contained in Section 203 are not applicable to any of our existing stockholders. We have not and do not currently intend to "elect out" of the application of Section 203 of the Delaware General Corporation Law.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is StockTrans, Inc., Ardmore, Pennsylvania.

                        SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since no shares will be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

      Upon completion of this offering, we will have outstanding an aggregate
of     shares of common stock, assuming no exercise of the underwriters' over-
allotment option, and excluding     shares issuable upon exercise of
outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining
shares of common stock, excluding     shares issuable upon exercise of
outstanding options, held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

      Beginning 180 days after the date of this prospectus, approximately restricted shares subject to lock-up agreements between the underwriters and most of our stockholders, including officers and directors, will become eligible for sale in the public market under Rule 144(k), Rule 144 or Rule 701. The lock-up agreements provide that the stockholders will not sell or otherwise dispose of any shares of common stock without the prior written consent of FleetBoston Robertson Stephens Inc. for a period of 180 days from the date of this prospectus. Bona fide gifts or distributions to the stockholders or limited partners of stockholders are excepted from the restrictions of the lock-up agreements, provided the transferee agrees to be bound by similar restrictions. FleetBoston Robertson Stephens may release all or any portion of the securities subject to the lock-up agreements without notice.

Rule 144

      Under rule 144, beginning 90 days after the date the registration statement of which this prospectus is a part is declared effective, a person, or persons whose shares are aggregated and who has beneficially owned restricted shares for at least one year, which includes the holding period of any prior owner other than an affiliate, would generally be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    .   1% of the outstanding shares of our common stock then outstanding,
        which will equal approximately    shares immediately after this
        offering; or

    . The average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

      Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

      Under Rule 144(k), a person who was not an affiliate of our's at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, which includes the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

      In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors, other than affiliates, who purchases or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell such shares beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its holding period requirements.

Registration Rights

      Upon completion of this offering, the holders of     shares of common
stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. When these shares are registered under the Securities Act, they will be freely tradable unless held by affiliates.

Stock Options

      We intend to file a registration statement under the Securities Act
covering     shares of common stock reserved for issuance under our 1998 Stock
Option Plan 180 days following completion of this offering. Thereafter, shares which are issued under the plan will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, beginning approximately 180 days after the effective date of the initial public offering.

                                  UNDERWRITING

      The underwriters, acting through their representatives, FleetBoston Robertson Stephens Inc., Chase Securities Inc. and U.S. Bancorp Piper Jaffray Inc., have severally agreed to purchase from us the number of shares of common stock next to their respective names below. The underwriters are committed to purchase and pay for all the shares if any are purchased.

                                                                        Number
   Underwriter                                                         of Shares
   -----------                                                         ---------
   FleetBoston Robertson Stephens Inc...........................
   Chase Securities Inc.........................................
   U.S. Bancorp Piper Jaffray Inc...............................
     Total......................................................

      The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to specific dealers at that price less a concession of $
per share, of which $         may be reallowed to other dealers. After this
offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. However, no reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

      The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

      Overallotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to           additional shares of common stock at the same price
per share as we will receive for the shares that the underwriters have agreed to purchase. If the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to limited conditions, to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the total shares offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered in this offering are being sold. We will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise such option only to cover overallotments made in connection with the sale of the shares of common stock offered in this offering.

      Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against identified civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

      Lock-Up Agreements. Each executive officer, director, and substantially all of our stockholders, agreed with the representatives for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock, owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

      Future Sales. In addition, we have agreed that during the 180 days after the date of this prospectus we will not, subject to certain exceptions, without the prior written consent of FleetBoston Robertson Stephens Inc. (i) consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period or (ii) issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than the sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options or warrants and the issuance of options under our existing stock option and incentive plans, provided that those options do not vest prior to the expiration of the lock-up period.

      Listing. We have applied to have the common stock approved for quotation on The Nasdaq National Market under the symbol "ESPR."

      No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered hereby will be determined through negotiations between us and the representatives of the underwriters. Among the factors to be considered in such negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives, believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

      Stabilization. The representatives of the underwriters have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      Directed Share Program. At our request, the underwriters have reserved up to 5% of the common stock to be issued by us and offered for sale in this offering, at the initial public offering price, to our directors, officers, employees, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this offering.

                                    LAWYERS

      The validity of the shares of common stock offered hereby will be passed upon for Esperion by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz and Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

      The financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                        ADDITIONAL ESPERION INFORMATION

      We have filed with the SEC a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Esperion and our common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference facilities in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the Web site of the SEC referred to above.

                          ESPERION THERAPEUTICS, INC.
                      (A Company in the Development Stage)

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Public Accountants................................... F-2

Consolidated Balance Sheets................................................ F-3

Consolidated Statements of Operations...................................... F-4

Consolidated Statements of Stockholders' Equity............................ F-5

Consolidated Statements of Cash Flows...................................... F-6

Notes to Consolidated Financial Statements................................. F-7

                    Report of Independent Public Accountants

To Esperion Therapeutics, Inc.:

      We have audited the accompanying consolidated balance sheets of ESPERION THERAPEUTICS, INC. (a Delaware corporation in the development stage) AND SUBSIDIARY as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1999, for the period from inception (May 18, 1998) to December 31, 1998, and for the period from inception to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Esperion Therapeutics, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999, for the period from inception to December 31, 1998, and for the period from inception to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Ann Arbor, Michigan,
 February 17, 2000.

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

                          CONSOLIDATED BALANCE SHEETS
                        As of December 31, 1998 and 1999

                                                                 Pro Forma
                                                               Stockholders'
                                                                  Equity
                                                               December 31,
                                       1998          1999          1999
                                   ------------  ------------  -------------  ---
                                                                (unaudited)
             ASSETS
Current Assets:
 Cash and cash equivalents.......  $ 12,540,963  $  5,903,932
 Prepaid expenses and other......        75,868       139,002
                                   ------------  ------------
  Total current assets...........    12,616,831     6,042,934
Furniture and equipment, less
  accumulated depreciation of
  $67,619 in 1998 and $471,622 in
  1999...........................       796,877     1,955,932
                                   ------------  ------------
                                    $13,413,708  $  7,998,866
                                   ============  ============
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
Current Liabilities:
 Current portion of long-term
   debt..........................  $        --   $    495,495
 Accounts payable................       108,114     1,425,249
 Accrued liabilities.............       118,750       979,638
                                   ------------  ------------
  Total current liabilities......       226,864     2,900,382
                                   ------------  ------------
Long-term debt, less current
  portion above..................           --      2,283,781
                                   ------------  ------------
Commitments (Note 6)
Stockholders' Equity:
 Convertible preferred stock,
   $0.01 par value; 15,000,000
   shares authorized, 10,500,000
   shares issued and outstanding
   at December 31, 1998 and 1999,
   respectively; aggregate
   liquidation preference of
   $15,500,000 at December 31,
   1999..........................       105,000       105,000  $        --
 Common stock, $0.001 par value;
   20,000,000 shares authorized,
   2,360,000 and 2,680,000 shares
   issued and outstanding at
   December 31, 1998 and 1999,
   respectively..................         2,360         2,680        13,180
 Additional paid-in capital......    15,301,502    16,466,062    16,560,562
 Notes receivable................       (78,000)     (106,500)     (106,500)
 Accumulated deficit during the
   development stage.............    (2,143,063)  (12,813,247)  (12,813,247)
 Deferred stock compensation.....           --       (837,660)     (837,660)
 Accumulated other comprehensive
   loss..........................          (955)       (1,632)       (1,632)
                                   ------------  ------------  ------------
  Total stockholders' equity.....    13,186,844     2,814,703  $  2,814,703
                                   ------------  ------------  ============
                                   $ 13,413,708  $  7,998,866
                                   ============  ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     For the year ended December 31, 1999,
     For the period from inception (May 18, 1998) to December 31, 1998, and
       For the period from inception (May 18, 1998) to December 31, 1999

                                         Inception    Year Ended   Inception to
                                        to December  December 31,  December 31,
                                         31, 1998        1999          1999
                                        -----------  ------------  ------------
Operating expenses:
  Research and development............  $ 1,923,074  $  8,484,125  $ 10,407,199
  General and administrative..........      463,928     2,517,903     2,981,831
                                        -----------  ------------  ------------
     Total operating expenses.........    2,387,002    11,002,028    13,389,030
                                        -----------  ------------  ------------
     Loss from operations.............   (2,387,002)  (11,002,028)  (13,389,030)
                                        -----------  ------------  ------------
Other income (expense):
  Interest income.....................      245,509       423,801       669,310
  Interest expense....................          --        (91,957)      (91,957)
  Other...............................       (1,570)          --         (1,570)
                                        -----------  ------------  ------------
     Total other income...............      243,939       331,844       575,783
                                        -----------  ------------  ------------
Net loss before taxes.................   (2,143,063)  (10,670,184)  (12,813,247)
Provision for income taxes............          --            --            --
                                        -----------  ------------  ------------
Net loss..............................  $(2,143,063) $(10,670,184) $(12,813,247)
                                        ===========  ============  ============
Basic and diluted net loss per share..  $     (1.06) $      (4.27)
                                        ===========  ============
Shares used in computing basic and
  diluted net loss per share..........    2,029,918     2,500,008
                                        ===========  ============
Pro forma basic and diluted net loss
  per share (unaudited)...............               $      (0.82)
                                                     ============
Shares used in computing pro forma
  basic and diluted net loss
  per share (unaudited)...............                 13,000,008
                                                     ============

 The accompanying notes are an integral part of these consolidated statements.

                  ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                     (A Company in the Development Stage)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   For the year ended December 31, 1999, and
       For the period from inception (May 18, 1998) to December 31, 1998

                                                                           Accumulated
                                                                             Deficit                    Accumulated
                              Convertible          Additional               During the     Deferred        Other
                    Date of    Preferred  Common    Paid-In      Notes     Development      Stock      Comprehensive
                  Transaction    Stock     Stock    Capital    Receivable     Stage      Compensation      Loss
                  ----------- ----------- ------- ------------ ----------  ------------  ------------  -------------
Balance--
 Inception
 (May 18,
 1998)..........               $     --   $   --  $        --  $     --    $        --   $       --       $   --
Issuance of
 1,840,000
 shares of
 common stock
 for cash.......    July 6           --     1,840          --        --             --           --           --
Issuance of
 500,000 shares
 of Series A
 preferred stock
 for cash.......    July 6         5,000      --       463,645       --             --           --           --
Issuance of
 10,000,000
 shares of
 Series B
 preferred stock
 for cash.......    August 11    100,000      --    14,760,377       --             --           --           --
Issuance of
 200,000 shares
 of common stock
 for note
 receivable.....  September 1        --       200       29,800   (30,000)           --           --           --
Issuance of
 120,000 shares
 of common stock
 for note
 receivable.....  November 1         --       120       17,880   (18,000)           --           --           --
Issuance of
 200,000 shares
 of common stock
 for note
 receivable.....  December 11        --       200       29,800   (30,000)           --           --           --
Net loss........                     --       --           --        --      (2,143,063)         --           --
Foreign currency
 translation
 adjustment.....                     --       --           --        --             --           --          (955)
                               ---------  ------- ------------ ---------   ------------  -----------      -------
Comprehensive
 loss...........
Balance--
 December 31,
 1998...........                 105,000    2,360   15,301,502   (78,000)    (2,143,063)         --          (955)
Issuance of
 80,000 shares
 of common stock
 for notes
 receivable.....    June 4           --        80       11,920   (12,000)           --           --           --
Issuance of
 240,000 shares
 of common stock
 for notes
 receivable.....    July 1           --       240       35,760   (36,000)           --           --           --
Decrease in
 notes
 receivables....                     --       --           --     19,500            --           --           --
Deferred stock
 compensation
 related to
 stock options..                     --       --     1,116,880       --             --    (1,116,880)         --
Amortization of
 deferred stock
 compensation...                     --       --           --        --             --       279,220          --
Net loss........                     --       --           --        --     (10,670,184)         --           --
Foreign currency
 translation
 adjustment.....                     --       --           --        --             --           --          (677)
                               ---------  ------- ------------ ---------   ------------  -----------      -------
Comprehensive
 loss...........
Balance--
 December 31,
 1999...........               $ 105,000  $ 2,680 $ 16,466,062 $(106,500)  $(12,813,247) $  (837,660)     $(1,632)
                               =========  ======= ============ =========   ============  ===========      =======
                      Total
                  Stockholders'  Comprehensive
                     Equity          Loss
                  -------------- --------------
Balance--
 Inception
 (May 18,
 1998)..........  $        --
Issuance of
 1,840,000
 shares of
 common stock
 for cash.......         1,840
Issuance of
 500,000 shares
 of Series A
 preferred stock
 for cash.......       468,645
Issuance of
 10,000,000
 shares of
 Series B
 preferred stock
 for cash.......    14,860,377
Issuance of
 200,000 shares
 of common stock
 for note
 receivable.....           --
Issuance of
 120,000 shares
 of common stock
 for note
 receivable.....           --
Issuance of
 200,000 shares
 of common stock
 for note
 receivable.....           --
Net loss........    (2,143,063)  $ (2,143,063)
Foreign currency
 translation
 adjustment.....          (955)          (955)
                  -------------- --------------
Comprehensive
 loss...........                 $ (2,144,018)
                                 ==============
Balance--
 December 31,
 1998...........    13,186,844
Issuance of
 80,000 shares
 of common stock
 for notes
 receivable.....           --
Issuance of
 240,000 shares
 of common stock
 for notes
 receivable.....           --
Decrease in
 notes
 receivables....        19,500
Deferred stock
 compensation
 related to
 stock options..           --
Amortization of
 deferred stock
 compensation...       279,220
Net loss........   (10,670,184)  $(10,670,184)
Foreign currency
 translation
 adjustment.....          (677)          (677)
                  -------------- --------------
Comprehensive
 loss...........                 $(10,670,861)
                                 ==============
Balance--
 December 31,
 1999...........  $  2,814,703
                  ==============

 The accompanying notes are an integral part of these consolidated statements.

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     For the year ended December 31, 1999,
     For the period from inception (May 18, 1998) to December 31, 1998, and
       For the period from inception (May 18, 1998) to December 31, 1999

                                        Inception    Year Ended   Inception to
                                       to December  December 31,  December 31,
                                        31, 1998        1999          1999
                                       -----------  ------------  ------------
Cash Flows from Operating Activities:
 Net loss............................. $(2,143,063) $(10,670,184) $(12,813,247)
 Adjustments to reconcile net loss to
   net cash used in
   operating activities--
  Depreciation........................      67,619       404,003       471,622
  Deferred stock compensation
    amortization......................         --        279,220       279,220
  Interest accrued on long-term
    debt..............................         --         15,638        15,638
 Increase (decrease) in cash resulting
   from changes in--
  Prepaid expenses and other..........     (75,060)      (63,134)     (138,194)
  Accounts payable....................      78,114     1,317,135     1,395,249
  Accrued liabilities.................     147,850       860,888     1,008,738
                                       -----------  ------------  ------------
     Net cash used in operating
       activities.....................  (1,924,540)   (7,856,434)   (9,780,974)
                                       -----------  ------------  ------------
Cash Flows from Investing Activities:
 Purchases of furniture and
   equipment..........................    (864,496)   (1,563,058)   (2,427,554)
                                       -----------  ------------  ------------
     Net cash used in investing
       activities.....................    (864,496)   (1,563,058)   (2,427,554)
                                       -----------  ------------  ------------
Cash Flows from Financing Activities:
  Proceeds from issuance of Series A
    and Series B convertible
    preferred stock...................  15,500,000           --     15,500,000
  Cash paid for stock issuance
    costs.............................    (170,978)          --       (170,978)
  Proceeds from issuance of common
    stock.............................       1,840           --          1,840
  Proceeds from long-term debt........         --      3,027,025     3,027,025
  Repayments of long-term debt........         --       (247,749)     (247,749)
                                       -----------  ------------  ------------
     Net cash provided by financing
       activities.....................  15,330,862     2,779,276    18,110,138
                                       -----------  ------------  ------------
Effect of Exchange Rate Changes on
  Cash................................        (863)        3,185         2,322
                                       -----------  ------------  ------------
Increase (Decrease) in Cash and Cash
  Equivalents.........................  12,540,963    (6,637,031)    5,903,932
Cash and Cash Equivalents--Beginning
  of Period...........................         --     12,540,963           --
                                       -----------  ------------  ------------
Cash and Cash Equivalents--End of
  Period.............................. $12,540,963  $  5,903,932  $  5,903,932
                                       ===========  ============  ============

 The accompanying notes are an integral part of these consolidated statements.

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Description of the Business

      Esperion Therapeutics, Inc. (formerly Metapharma, Inc.) was incorporated on May 18, 1998. Esperion Therapeutics, Inc. and its Swedish subsidiary, Esperion AB (collectively referred to as "the Company"), are devoting substantially all of their efforts towards conducting drug discovery and development, initiating clinical trials, pursuing regulatory approval for products under development, recruiting personnel, raising capital and building infrastructure. The Company's main focus is the research and development of pharmaceutical product candidates for cardiovascular disease.

      In the course of such activities, the Company has sustained significant operating losses and expects such losses, which will likely increase as the Company expands its research and development activities, to continue for at least the next several years. The Company has not generated any revenues or product sales and has not achieved profitable operations or positive cash flows from operations. The Company's accumulated deficit during the development stage totaled approximately $12,813,000 through December 31, 1999. The Company plans to finance its operations with a combination of stock issuances, license payments, payments from strategic research and development arrangements and, in the longer term, revenues from product sales. There are no assurances that the Company will be successful in obtaining an adequate level of financing needed for the long-term development and commercialization of its planned products.

      In February 2000, the Company's Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is closed under the terms presently anticipated, all of the Company's convertible preferred stock will automatically convert into shares of common stock (Note 3). The unaudited pro forma stockholders' equity at December 31, 1999 in the accompanying consolidated balance sheet reflects the assumed conversion of the Series A and Series B preferred stock into 10,500,000 shares of common stock.

(2) Significant Accounting Policies

Principles of Consolidation and Translation

      The accompanying consolidated financial statements include the accounts of Esperion Therapeutics, Inc. and Esperion AB ("Sweden"). All significant intercompany accounts and transactions have been eliminated in consolidation.

      The financial statements of Sweden are translated using exchange rates in effect at the end of the period for assets and liabilities and at average rates during the period for results of operations. The resulting foreign currency translation adjustment is reflected as a separate component of stockholders' equity.

Research and Development

      Research and development expenses include all employee payroll and other related costs attributable to research and development activities and are expensed as incurred.

Licensed Technology and Patents

      Costs incurred in obtaining the license rights to certain technology and patents in the development stage are expensed as incurred due to the uncertainty regarding potential alternative future uses and the uncertainty regarding future operating cash flows expected to be derived from the licensed technology and patents.

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Cash and Cash Equivalents

      The Company considers all financial instruments purchased with maturities of three months or less to be cash equivalents.

Furniture and Equipment

      Additions to furniture and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets ranging from three to seven years.

Accrued Liabilities

      Accrued liabilities as of December 31, 1998 and 1999 consist of the following:

                                                                1998     1999
                                                              -------- --------
     Accrued professional fees............................... $ 70,000 $205,000
     Accrued compensation....................................      --   434,301
     Accrued other...........................................   48,750  340,337
                                                              -------- --------
                                                              $118,750 $979,638
                                                              ======== ========

Stock-Based Compensation

      The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's common stock at the date of the grant over the amount the employee must pay to acquire the stock. As supplemental information, the Company has provided pro forma disclosures of stock options in
Note 4, in accordance with the requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation."

Supplemental Disclosures of Cash Flow Information

      The Company paid cash for interest of approximately $66,000 in 1999. The Company did not pay cash for interest in 1998.

Basic, Diluted and Pro Forma Loss per Share

      Basic and diluted loss per share amounts have been calculated using the weighted average number of shares of common stock outstanding during the respective period.

      In 1998 and 1999, options for the purchase of common stock were not included in the calculation of diluted loss per share as doing so would have been anti-dilutive.

      The following table presents the calculation of pro forma basic and diluted net loss per share:

     Net loss to common stockholders.............................  $(10,670,184)
                                                                   ============
     Shares used in computing basic and diluted net loss per
       share.....................................................     2,500,008
     Pro forma adjustment to reflect assumed conversion of Series
       A and Series B convertible preferred stock (unaudited)....    10,500,000
                                                                   ------------
     Shares used in computing pro forma basic and diluted net
       loss per share (unaudited)................................    13,000,008
                                                                   ============
     Pro forma basic and diluted net loss per share (unaudited)
       ..........................................................  $      (0.82)
                                                                   ============

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

                  ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                     (A Company in the Development Stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


Reclassifications

      Certain amounts from fiscal 1998 have been reclassified to conform to the fiscal 1999 presentation.

(3) Preferred Stock

      Series A and Series B preferred stock ("Series A" and "Series B") provide the following rights, preferences, privileges and restrictions:

Dividends

      The Series A and Series B stockholders are entitled to receive dividends, when and if declared by the Company's Board of Directors on shares of common stock, equal to the dividends declared on the number of shares of common stock into which such preferred stock could then be converted.

Conversion

      Each share of Series A and Series B is convertible, at the stockholder's option, into one share of the Company's common stock, subject to adjustment. Upon the closing of a sale of the Company's common stock in a qualified public offering, as defined, each share of preferred stock shall automatically convert into shares of common stock at the same ratio as determined above.

      The Company has reserved for issuance such number of shares of its authorized but unissued common stock necessary to effect conversion of all outstanding convertible preferred stock and exercise of all outstanding stock options.

Voting Rights

      The stockholders of Series A and Series B have the right to one vote for each share of common stock into which such preferred stock could then be converted.

Liquidation Preference

      In the event of any liquidation, dissolution or winding up of the affairs of the Company, either voluntarily or involuntarily, the stockholders of Series A and Series B are entitled to receive, prior to and in preference to any distributions to the stockholders of common stock or any other security, an amount initially equal to $1.00 and $1.50 per share, respectively, subject to adjustment for stock splits and similar transactions, plus accrued but unpaid dividends. Upon any sale of the Company, merger or other transaction in which there is a change in control, as defined, the stockholders of Series A and Series B shall be entitled to the above liquidation preference.

Right of First Refusal

      The Company and its stockholders have entered into various agreements generally providing the Company or other stockholders the first right to repurchase any shares of stock offered for sale by a stockholder, under the same terms of a bona fide offer.

(4) Stock Options

      In 1998, the Company established a stock option plan to increase its ability to attract and retain key individuals. Options granted may be either incentive stock options, which are granted at the fair market value of

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

the common stock on the date of grant or higher (as determined under the plan), or nonqualified stock options, which may be granted at less than the fair market value of the common stock on the date of grant. Options are granted at the discretion of the Board of Directors. The maximum number of shares that may be granted under the plan is 1,620,000. Options granted generally become exercisable over a period of four years from the date of grant. Outstanding options generally expire ten years after the date of grant.

      Activity related to stock options is summarized as follows:

                                                                        Weighted
                                                                        Average
                                                              Number of Exercise
                                                               Shares    Price
                                                              --------- --------
     Outstanding at inception (May 18, 1998)................        --
       Options granted......................................    449,500  $0.11
       Options cancelled....................................        --
       Options exercised....................................        --
                                                              ---------
     Outstanding at December 31, 1998.......................    449,500  $0.11
       Options granted......................................    829,250  $0.57
       Options cancelled....................................        --
       Options exercised....................................        --
                                                              ---------
     Outstanding at December 31, 1999.......................  1,278,750  $0.41
                                                              =========

      The options outstanding and exercisable at December 31, 1998 are as follows:

                                                       Weighted-
     Price                                              Average
      Per                Options                       Remaining                       Options
     Share             Outstanding                       Life                        Exercisable
     -----             -----------                     ---------                     -----------
                                                        (years)
     $0.10               360,000                          9.5                          43,125
     $0.15                89,500                          9.6                           8,648
                         -------                                                       ------
                         449,500                                                       51,773
                         =======                                                       ======

      The options outstanding and exercisable at December 31, 1999 are as follows:

                                                     Weighted-
                                                      Average
     Price                                          Contractual
      Per               Options                      Remaining                      Options
     Share            Outstanding                      Life                       Exercisable
     -----            -----------                   -----------                   -----------
                                                      (years)
     $0.10               360,000                        8.5                         133,125
     $0.15               810,750                        9.4                         245,364
     $0.22                 7,000                        9.9                             146
     $2.10               101,000                        9.1                          21,741
                       ---------                                                    -------
                       1,278,750                                                    400,376
                       =========                                                    =======

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


      Using the intrinsic value method under APB 25, no compensation expense has been recognized in the accompanying consolidated statement of operations for options granted at fair value. Had compensation expense been determined based on the fair value at the date of grant consistent with SFAS 123, the reported net loss would have increased to the following pro forma amounts, which may not be representative of that to be expected in future years:

                                                        1998          1999
                                                     -----------  ------------
     Net loss:
          As Reported............................... $(2,143,063) $(10,670,184)
          Pro Forma................................. $(2,144,354) $(10,690,078)
     Basic and diluted loss per share:
          As Reported............................... $     (1.06) $      (4.27)
          Pro Forma................................. $     (1.06) $      (4.28)

      The fair value of options was estimated at the date of grant using the minimum value option valuation method under SFAS 123 with the following assumptions as of December 31, 1998 and 1999, respectively: weighted average risk free interest rate of 5.33% and 5.35%; dividend yield of 0%; and expected life of options of five years. The weighted-average fair value of options granted during 1998 and 1999 were $0.03 and $0.13 per share, respectively. Option valuation models require the input of highly subjective assumptions. Because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of the Company's stock options.

      In 1999, the Company recorded approximately $1.1 million of deferred stock compensation relating to stock options granted to employees at less than management's estimate of fair value. These amounts are included as a reduction in stockholders' equity and are being amortized to expense over the related vesting periods. In 1999, the Company recorded deferred stock compensation amortization of approximately $279,000 which is included in general and administrative expense.

(5) Income Taxes

      As of December 31, 1999, the Company had net operating loss carryforwards of approximately $9.8 million. These net operating loss carryforwards expire in 2018 and 2019. Additionally, utilization of net operating loss carryforwards may be limited under Section 382 of the Internal Revenue Code. These and other deferred income tax assets are fully reserved by a valuation allowance as management has determined that it is more likely than not that the deferred tax assets will not be realized.

      The effective tax rate of zero differs from the statutory rate primarily due to providing a valuation allowance against deferred tax assets.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting and the amount used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31 are as follows:

                                                           1998        1999
                                                         ---------  -----------
     Start-up costs..................................... $ 191,000  $   191,000
     Net operating loss carryforward....................   527,000    3,317,000
     Asset basis differences............................       --      (150,000)
     Less--Valuation allowance..........................  (718,000)  (3,358,000)
                                                         ---------  -----------
                                                         $     --   $       --
                                                         =========  ===========

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(6) Commitments

Lease Commitments

      The Company leases its office space under operating leases which expire at various dates through January 2001. Total rent expense under all leases was approximately $124,000 in 1998 and $386,000 in 1999. Future minimum payments under noncancellable operating leases at December 31, 1999, are as follows:

     2000............................................................. $ 394,860
     2001.............................................................     3,300
                                                                       ---------
                                                                       $ 398,160
                                                                       =========

License Agreements

      In June 1998 and March 1999, the Company entered into license agreements with separate pharmaceutical companies for different product candidates ("the 1998 Agreement" and "the 1999 Agreement", respectively). The Company paid initial license fees of $750,000 under the 1998 Agreement and $250,000 under the 1999 Agreement and these amounts were charged to operations and included in research and development expense.

      In September 1999, the Company entered into a license agreement with a group of inventors for a series of product candidates. The initial license fee of $50,000 is included in accrued liabilities as of December 31, 1999 and was charged to research and development expense.

      In connection with the above agreements, the Company may be obligated to make various milestone and future royalty payments, as defined per the agreements, up to an aggregate amount of $25.4 million, not including royalty payments on future sales. At the present time, the Company can give no assurances as to the likelihood that such future milestones will be achieved.


Purchase Commitments

      On November 23, 1999, the Company entered into an agreement with a scientific instrument manufacturer to purchase a specialized piece of equipment. The Company is obligated to pay a total of $1,000,000 for the equipment. As of December 31, 1999, the equipment has not been received and no payments have been made.

(7) Long-Term Debt

      In April 1999, the Company entered into an equipment loan facility with a bank whereby the Company may borrow up to $1.5 million for equipment purchases. Borrowings under the facility are collateralized by the related equipment, bear interest at the bank's prime rate (8.5% at December 31, 1999) plus 1%, and are payable in equal monthly principal payments over 36 months. As of December 31, 1999, outstanding borrowings under this facility were $1,238,738. The loan facility subjects the Company to various financial covenants which, among other restrictions, requires the Company to maintain certain minimum levels of tangible net worth and liquidity. Management has determined that the Company is in compliance with these covenants at December 31, 1999.

      The Company has a credit facility, totalling 50 million Swedish kronor (approximately $5.9 million at December 31, 1999), with a Swedish entity, that may only be used to finance the development of a certain

                   ESPERION THERAPEUTICS, INC. AND SUBSIDIARY
                      (A Company in the Development Stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

product candidate. If a related product is not developed or does not succeed in the market, as defined, the Company's obligation to repay the loan may be forgiven. Borrowings under the loan agreement bear interest at 17.0% of which 9.5% is payable quarterly. The remaining 7.5% of interest along with principal are payable in five equal annual installments starting December 30, 2004. The Company made an initial draw on the loan facility of $1,525,000 in December 1999. This outstanding principal balance together with accrued interest of $15,538, has been classified as long-term debt. Management has determined that the carrying value of the debt approximates fair value.

      As of December 31, 1999, maturities of long-term debt are as follows:

     2000........................................................... $  495,495
     2001...........................................................    495,495
     2002...........................................................    247,748
     2003...........................................................        --
     2004...........................................................    385,135
     Thereafter.....................................................  1,155,403
                                                                     ----------
                                                                      2,779,276
     Less--current portion..........................................   (495,495)
                                                                     ----------
                                                                     $2,283,781
                                                                     ==========

(8) Related Party Transactions

      In 1998 and 1999, certain stockholders have provided consulting and other professional services to the Company. Total expense for these services was $108,000 in 1998 and $236,000 in 1999. At December 31, 1998 and 1999, amounts due to related parties totaled $30,000 and $42,000, respectively, and are classified as accounts payable in the accompanying consolidated balance sheets.

(9) Subsequent Events

Preferred Stock

      In January and February 2000, the Company issued Series C and Series D convertible preferred stock ("Series C" and "Series D"), respectively. Total proceeds to the Company were approximately $21.8 million and $5.0 million relating to the issuance of 10,252,879 shares of Series C and 1,136,363 shares of Series D, respectively. The Series C and Series D have similar characteristics to the Series A and Series B convertible preferred stock
(Note 3) including, but not limited to, similar voting, conversion and dividend rights.

      The Company expects to record approximately $11.5 million relating to the beneficial conversion feature of the Series C in the first quarter of fiscal 2000. The total of the non-cash beneficial conversion feature will be reflected through equal and offsetting additional paid-in-capital amounts and will not affect total stockholders' equity. The beneficial conversion feature will be considered in the determination of the Company's loss per common share amounts.

License Agreements

      In February 2000, the Company entered into a license agreement with a European entity for a product candidate. The Company is obligated to make an initial license payment and may be obligated to make royalty payments on future sales.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      The expenses (other than underwriting discounts and commissions and the underwriter's non-accountable expense allowance) payable in connection with this offering of the rights and the sale of the Common Stock offered hereby are as follows:

     Securities and Exchange Commission registration fee...............  $36,432
     NASD filing fee...................................................   14,300
     Nasdaq filing fee.................................................     *
     Printing and engraving expenses...................................     *
     Legal fees and expenses...........................................     *
     Accounting fees and expenses......................................     *
     Blue Sky fees and expenses (including legal fees).................     *
     Transfer agent and rights agent and registrar fees and expenses...     *
     Miscellaneous.....................................................     *
                                                                         -------
       Total...........................................................  $  *
                                                                         =======

--------
*To be filed by amendment

      All expenses are estimated except for the SEC fee and the NASD fee.

Item 14. Indemnification of Directors and Officers

      The Registrant's Certificate of Incorporation permits indemnification to the fullest extent permitted by Delaware law. The Registrant's By-laws require the Registrant to indemnify any person who was or is an authorized representative of the Registrant, and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of the Registrant, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal third party proceeding (including any action or investigation which could or does lead to a criminal third party proceedings had no reasonable cause to believe such conduct was unlawful. The Registrant shall also indemnify any person who was or is an authorized representative of the Registrant and who was or is a party or is threatened to be made a party to any corporate proceeding by reason of the fact that such person was or is an authorized representative of the Registrant, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Such indemnification is mandatory under the Registrant's Bylaws as to expenses actually and reasonably incurred to the extent that an authorized representative of the Registrant had been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the stockholders. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable. The Registrant expects to obtain a directors and officers liability insurance policy prior to the effective date of this Registration Statement.

      The Underwriting Agreement provides that the underwriter is obligated, under certain circumstances, to indemnify directors, officers, and controlling persons of the Registrant against certain liabilities, including liabilities
under the Act. Reference is made to Section     of the form of Underwriting
Agreement which will be filed by amendment as Exhibit 1.1 hereto.

Item 15. Recent Sales of Unregistered Securities

      In the preceding three years, the Registrant has issued the following securities that were not registered under the Act:

      Since our inception, we have issued an aggregate of 2,680,000 shares of common stock, par value $0.001 per share. These shares include: (i) 1,840,000 shares of common stock issued on July 6, 1998 at a purchase price per share of $0.001, for a total of $1,840 in cash; (ii) 200,000 shares of common stock issued on September 1, 1998 at a purchase price per share of $0.15, for a total of $30,000 paid with a note receivable to Esperion; (iii) 120,000 shares of common stock issued on November 1, 1998 at a purchase price per share of $0.15, for a total of $18,000 paid with a note receivable to Esperion; (iv) 200,000 shares of common stock issued on December 11, 1998 at a purchase price per share of $0.15 per share, for a total of $30,000 paid with a note receivable to Esperion; (v) 80,000 shares of common stock issued on June 4, 1999 at a purchase price per share of $0.15 per share, for a total of $12,000 paid with a note receivable to Esperion; and (vi) 240,000 shares of common stock issued on July 1, 1999 at a purchase price per share of $0.15 per share, for a total of $36,000 paid with a note receivable to Esperion. All such sales and issuances were deemed to be exempt from registration under Section 4(2) of the Act, or Regulation D or Regulation S promulgated thereunder.

      Since our inception, we have also issued an aggregate of 21,889,243 shares of preferred stock, par value $0.01 per share. These shares include (i) 500,000 shares of series A preferred stock issued in July 1998 at a purchase price per share of $1.00, for a total of $500,000; (ii) 10,000,000 shares of series B preferred stock issued in August 1998 at a purchase price per share of $1.50, for a total of approximately $15 million; (iii) 10,252,879 shares of series C preferred stock issued in January 2000 at a purchase price per share of $2.16 for a total of approximately $22.1 million, and 1,136,363 shares of series D preferred stock issued in February 2000 at a purchase price per share of $4.40 for a total of approximately $5.0 million. All such sales and issuances were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D or Regulation S promulgated thereunder.

      Pursuant to our 1998 Stock Option Plan, since our inception, we have granted options to purchase a total of 1,787,500 shares of common stock, consisting of 1,278,750 options granted prior to December 31, 1999 at a weighted average exercise price of $0.41 per share and 508,750 options granted after December 31, 1999 at a weighted average exercise price of $1.60 per share. For a more detailed description of our 1998 Stock Option Plan, see "Management--1998 Stock Option Plan." In granting the options and selling the underlying securities upon exercises of the options, we are relying upon exemptions from registration set forth in Section 4(2) of the Act and/or Rule 701, Regulation D or Regulation S promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

      (a) Exhibits:

 Exhibit
 Number  Description
 ------- -----------

   1.1   Form of Underwriting Agreement.#

   3.1   Amended and Restated Certificate of Incorporation of the Company.#

 Exhibit
 Number  Description
 ------- -----------
   3.2   Amended and Restated Bylaws of the Company.#
   4.1   Investors' Rights Agreement among Esperion Therapeutics, Inc. and the parties set forth therein dated July 6, 1998.*

   4.2   Amendment No. 1 to the Investors' Rights Agreement among Esperion
           Therapeutics, Inc. and the parties set forth therein dated August
           11, 1998.*

   4.3   Amendment No. 2 to the Investors' Rights Agreement among Esperion
           Therapeutics, Inc. and the parties set forth therein dated January
           7, 2000.*

   4.4   Amendment No. 3 to the Investors' Rights Agreement among Esperion
           Therapeutics, Inc. and the parties set forth therein dated February
           22, 2000.*

   4.5   Form of Restricted Stock Purchase Agreement.#

   5.1   Opinion of Morgan, Lewis & Bockius LLP.#
  10.1   Esperion Therapeutics, Inc. 1998 Stock Option Plan.#

  10.2   Collaboration and License Agreement between Esperion Therapeutics,
         Inc. and Pharmacia & Upjohn AB dated June 24, 1998.*@

  10.3   License Agreement among Esperion Therapeutics, Inc., Jean-Louis
         Dasseux as the Inventors' Representative and the Inventors named therein dated September 15, 1999.*@

  10.4   License Agreement between Inex Pharmaceuticals Corporation and
           Esperion Therapeutics, Inc. dated March 15, 1999*@

  10.5   Letter Agreement among Esperion Therapeutics, Inc., Inex
         Pharmaceuticals Corporation and the University of British Columbia dated March 12, 1999.*

  10.6   License Agreement between Esperion Therapeutics, Inc. and Region
           Wallonne dated February 17, 2000.*

  10.7   Lease between Esperion Therapeutics, Inc. and State-94 Limited
           Partnership dated November 30, 1998.#

  10.8   Lease between Esperion Therapeutics, Inc. and Maxey, LLC dated January
           4, 1999.#

  10.9 Loan and Security Agreement between Silicon Valley Bank, doing business as Silicon Valley East, and Esperion Therapeutics, Inc., dated March 31, 1999.#

  21.1   Subsidiary of Esperion Therapeutics, Inc.*

  23.1   Consent of Arthur Andersen LLP.*

  23.2   Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit 5.1).#

  24.1   Power of Attorney (included on signature page).*

  27.1   Financial Data Schedule.*

--------
*Filed herewith.
#To be filed by amendment.
@Confidential Treatment Requested.

      (b) Financial Statement Schedules

      All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or is inapplicable, and therefore has been omitted.

Item 17. Undertakings.

      The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution no previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) to provide to the underwriter at the closing specified in the standby underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430(a) and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriter during the subscription period, the amount of unsubscribed securities to be purchased by the underwriter, and the terms of any subsequent reoffering thereof. If any public offering by the underwriter is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ann Arbor, Michigan, on February 24, 2000.

                                          Esperion Therapeutics, Inc.

                                                    /s/ Roger S. Newton
                                          By: _________________________________
                                                      Roger S. Newton
                                               President and Chief Executive
                                                          Officer

      Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Roger S. Newton and Timothy M. Mayleben and each of them acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement and a related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and in each case to file the same, with all exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Roger S. Newton           President, Chief Executive  February 24, 2000
______________________________________  Officer and Director
           Roger S. Newton              (Principal Executive
                                        Officer)

       /s/ Timothy M. Mayleben         Vice President and Chief    February 24, 2000
______________________________________  Financial Officer
         Timothy M. Mayleben            (Principal Financial
                                        Officer and Principal
                                        Accounting Officer)
         /s/ David I. Scheer           Chairman                    February 24, 2000
______________________________________
           David I. Scheer

          /s/ Anders Wiklund           Director                    February 24, 2000
______________________________________
            Anders Wiklund

        /s/ Christopher Moller         Director                    February 24, 2000
______________________________________
          Christopher Moller

          /s/ Eileen M. More           Director                    February 24, 2000
______________________________________
            Eileen M. More

         /s/ Seth A. Rudnick           Director                    February 24, 2000
______________________________________
           Seth A. Rudnick

                                 EXHIBIT INDEX

 Exhibit
 Number  Description
 ------- -----------

   1.1   Form of Underwriting Agreement.#

   3.1   Amended and Restated Certificate of Incorporation of the Company.#

   3.2   Amended and Restated Bylaws of the Company.#

   4.1 Investors' Rights Agreement among Esperion Therapeutics, Inc. and the parties set forth therein dated July 6, 1998.*

   4.2   Amendment No. 1 to the Investors' Rights Agreement among Esperion
           Therapeutics, Inc. and the parties set forth therein dated August
           11, 1998.*

   4.3   Amendment No. 2 to the Investors' Rights Agreement among Esperion
           Therapeutics, Inc. and the parties set forth therein dated January
           7, 2000.*

   4.4   Amendment No. 3 to the Investors' Rights Agreement among Esperion
           Therapeutics, Inc. and the parties set forth therein dated February
           22, 2000.*

   4.5   Form of Restricted Stock Purchase Agreement.#

   5.1   Opinion of Morgan, Lewis & Bockius LLP.#

  10.1   Esperion Therapeutics, Inc. 1998 Stock Option Plan.#

  10.2   Collaboration and License Agreement between Esperion Therapeutics,
         Inc. and Pharmacia & Upjohn AB dated June 24, 1998.*@

  10.3   License Agreement among Esperion Therapeutics, Inc., Jean-Louis
         Dasseux as the Inventors' Representative and the Inventors named therein dated September 15, 1999.*@

  10.4   License Agreement between Inex Pharmaceuticals Corporation and
           Esperion Therapeutics, Inc. dated March 16, 1999.*@

  10.5   Letter Agreement among Esperion Therapeutics, Inc., Inex
         Pharmaceuticals Corporation and the University of British Columbia dated March 12, 1999.*

  10.6   License Agreement between Esperion Therapeutics, Inc. and Region
           Wallonne dated February 17, 2000.*

  10.7   Lease between Esperion Therapeutics, Inc. and State-94 Limited
           Partnership dated November 30, 1998.#

  10.8   Lease between Esperion Therapeutics, Inc. and Maxey, LLC dated January
           4, 1999.#

  10.9 Loan and Security Agreement between Silicon Valley Bank, doing business as Silicon Valley East, and Esperion Therapeutics, Inc., dated March 31, 1999.#

  21.1   Subsidiary of Esperion Therapeutics, Inc.*

  23.1   Consent of Arthur Andersen LLP.*

  23.2   Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit 5.1).#

  24.1   Power of Attorney (included on signature page).*

  27.1   Financial Data Schedule.*

--------
*Filed herewith.
#To be filed by amendment.
@Confidential Treatment Requested.